UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Whitestone REIT

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2600 S. GESSNER ROAD, SUITE 500

HOUSTON, TEXAS 77063

March 31, 2023

Dear Shareholder:

You are cordially invited to attend the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of Whitestone REIT virtually via the internet or by proxy. The Annual Meeting will be held on May 12, 2023, at 9:00 a.m., Central Daylight Time.

In accordance with the “e-proxy” rules promulgated by the Securities and Exchange Commission, we are pleased to take advantage of the practice of furnishing proxy materials to shareholders over the internet. The e-proxy rules afford us the opportunity not only to realize cost savings on the printing and distribution of our proxy materials but also to preserve our environment, and we hope that, if possible and convenient, you will avail yourself of this option. Accordingly, on or about March 31, 2023, we are mailing to our shareholders (other than those shareholders who have previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials. On the mailing date of the Notice of Internet Availability of Proxy Materials, all shareholders of record and beneficial owners will have the ability to access all of our proxy materials referred to in the Notice of Internet Availability of Proxy Materials on the internet website cited therein and in the accompanying Proxy Statement. These proxy materials will be available free of charge. During the Annual Meeting, shareholders will have the opportunity to vote on each item of business described in the enclosed notice of the Annual Meeting and accompanying proxy statement. You will only be able to vote electronically and submit questions during the Annual Meeting by using your control number, which will be included on your notice or proxy card (if you received a printed copy of the proxy materials), to log on to the Annual Meeting.

It is important that your shares be represented at the Annual Meeting. I urge you to authorize a proxy to vote your shares via the internet, or by calling the toll-free telephone number, or by signing, dating and promptly returning your proxy card enclosed with the proxy materials. Your vote is important. If you have any questions about how to vote your shares, please contact our Director of Investor Relations, David Mordy, at 713-435-2219.

Sincerely yours, David K. Holeman Chief Executive Officer

2600 S. GESSNER ROAD, SUITE 500

HOUSTON, TEXAS 77063

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held May 12, 2023

To Our Shareholders:

Notice is hereby given that the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of Whitestone REIT will be held on May 12, 2023, at 9:00 a.m., Central Daylight Time. The Annual Meeting will be held virtually via the internet at www.virtualshareholdermeeting.com/WSR2023 by using the control number included with your notice to log on to the Annual Meeting. The agenda for the Annual Meeting is as follows:

1.	To elect six trustees to serve until our 2024 annual meeting of shareholders and until their successors have been duly elected and qualified (Proposal No. 1);
2.	To approve, in an advisory (non-binding) vote, the compensation of our named executive officers (Proposal No. 2);
3.	To determine, in an advisory (non-binding) vote, whether a shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years (Proposal No. 3)
4.	To ratify the appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal No. 4); and
5.	To transact such other business that may properly come before the meeting or any adjournment or postponement thereof.

All shareholders of record as of the close of business on February 28, 2023 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders electronically. We believe these rules allow us to provide our shareholders with the information they need, while reducing the environmental impact of the Annual Meeting and lowering the costs of delivery of the materials.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE READ THE PROXY STATEMENT AND AUTHORIZE A PROXY TO VOTE YOUR SHARES AS SOON AS POSSIBLE.

By order of the Board of Trustees, Peter A. Tropoli General Counsel and Corporate Secretary

i

March 31, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 12, 2023:

This Proxy Statement and Whitestone’s Annual Report to Shareholders for the fiscal year ended December 31, 2022 are available for review by shareholders of record at: www.proxyvote.com

TABLE OF CONTENTS

PROXY SUMMARY

Here we present an overview of information that you will find throughout this Proxy Statement. As this is only a summary, we encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

Annual Meeting of Shareholders		Shareholder Voting Matters
Time and Date:	May 12, 2023 at 9:00 a.m. Central Daylight Time	Proposals	Board's Voting Recommendation	Page
Place:	Virtual Meeting at www.virtualshareholdermeeting.com/WSR2023	1. Election of Trustees	FOR	[6]
Record Date:	February 28, 2023	2. Advisory Vote on Executive Compensation	FOR	[23]

This Proxy Statement and the accompanying form of proxy are first being sent or made available to our shareholders on or about March 31, 2023 in connection with the solicitation by our Board of Trustees of proxies to be used at our 2023 annual meeting of shareholders.

		3. Advisory vote on whether a shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years	ONE YEAR	[50]
		4. Ratification of the appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	FOR	[51]

Our Trustees Nominees

You are being asked to vote on the election of six trustee nominees listed below. Detailed information about each trustee nominee’s background, skills and expertise can be found in the Proposal No. 1 - Election of Trustees section of this Proxy Statement. The Board has determined that five of the six trustee nominees are independent. If the trustee nominees are elected at the Annual Meeting, the trustees plan to hold committee memberships as follows:

			Committee Memberships
Name and Primary Occupation	Age	Trustee Since	Audit	Compensation	Nominating and Corporate Governance Committee
Nominees:
Nandita V. Berry, former 109th Texas Secretary of State	54	2017	X		Chair
Julia B. Buthman, Managing Director, Prudential Private Capital	63	2023 (1)			X (1)
Amy S. Feng, Head of Investor Relations of Shopify Inc.	57	2022	X	X
David K. Holeman, Chief Executive Officer of Whitestone REIT	59	2022
Jeffrey A. Jones, Managing Director of Stephens Inc.	67	2020	Chair	X
David F. Taylor, Chair of Locke Lord LLP and Chairman of Whitestone REIT	59	2017		Chair	X

(1)	Subject to election to the Board by shareholders on May 12, 2023.

Our Commitment to Excellence in Stakeholder Engagement

Through owning, operating, developing and redeveloping successful neighborhood community shopping centers, we engage with a wide variety of stakeholders, including shareholders, noteholders, lenders, employees, co-investment partnerships, tenants, and the local communities where our properties are located. We believe that considering the needs and feedback of these stakeholders is crucial to the value-creation process as they are in a position to significantly influence our long-term success.

STAKEHOLDER GROUP	ENGAGEMENT APPROACH		TOPICS OF DISCUSSION
Shareholders, Noteholders and Lenders	● One-on-one meetings with individuals and institutions	● Interactions facilitated via industry associations and sell-side analyst conferences	● Our goals and strategic objectives, performance and expectations, transparent disclosure, corporate governance and other ESG initiatives
	● Direct dialogue through Whitestone-hosted market visits and quarterly conference calls	● Information sharing via company filings
Tenants	● Tenant site visits on a regular basis performed by property managers and regional managers	● One-on-one contact with tenants and representatives at retailer industry conferences	● Tenant performance, tenant satisfaction, property maintenance, property health and safety, property efficiencies and sustainable building practices
● Tenant satisfaction surveys
Communities	● One-on-one dialogue with local and regional planning agencies, municipal boards, permitting authorities and community groups	● Direct dialogue through open houses and town halls	● Property specific information, community interests and needs
	● Monitoring through social media	● Employing a diverse group of associates that understands the needs of multicultural communities and tenants.
Vendors	● Compliance with our Vendor Code of Conduct Policy

● Vendors are to comply with established Code of Conduct Policy which includes, but not limited to, labor rights, health & safety, unfair business practices and environmental and sustainability concerns

Employees	● One-on-one engagements and annual goal setting	● Special project and training workshops	● Employee satisfaction, benefits and compensation, health and safety, career development and training, diversity and equal opportunity
	● Employee review meetings and Q&A sessions with the executive team members	● Open door policy that encourages employees to offer opinions or raise concerns informally
	● Formal reporting mechanism to raise issues such as fraud, harassment, etc.	● Whistleblower Policy
	● Employee satisfaction surveys	● Employee ESG training

Our approach to stakeholder engagement is described in detail in our annual Environmental, Social, and Governance Report posted on our website at www.whitestonereit.com

Commitment to Excellence in Corporate Responsibility

We own, operate, develop and redevelop retail community-centered properties in vibrant markets and create value by leasing, managing, developing, and redeveloping properties to be a place of connection and convenience, crafted for the local needs of the community.

We are more than landlords - we build unity and synergy between our tenants, designing a tenant mix for cross-referral business, which is the glue that creates the community atmosphere within our properties. In doing so, we create value for the community and other stakeholders.

We understand that managing our environmental, social and governance ("ESG") responsibilities is critical to creating and sustaining long-term value. Our priorities in those efforts are providing sustainable, high quality rental spaces with credit-worthy tenants; prioritizing human capital management by investing in our people to ensure we can attract and retain the talent we need to remain successful; and operating to the highest possible standards of ethics and transparency.

To that end, we have established an ESG Committee, under the oversight of the Board, which is comprised of key members of management and other employees.

Social Responsibility

Our Employees:
•	A values-based culture that promotes employee engagement
•	A culture of inclusivity, with annual diversity and sensitivity training for management and associates
•	Employee wellness, health and safety, offering comprehensive benefits
•	Employee training and continuing education opportunities for professional development
•	24 languages spoken at Whitestone REIT as of March 11, 2023
•	Internship Program

Social Responsibility

Our Tenants and Communities:
•	Lease to tenants that provide beneficial services to the surrounding communities
•	Perform due diligence to ensure upholding of our standards through informal surveys, tenant meetings and formalized lease renewal processes
•	Participation of associates in volunteering and philanthropy
•	Employ and develop a diverse group of associates who understand the needs of our multicultural communities and tenants

Ethics and Governance

•	Separate Chairman and CEO positions
•	Unwavering ethical standards and business practices fostered by 100% employee participation in Code of Business Conduct and Ethics Training
•	Annual shareholder elections for Trustees
•	Ongoing board refreshment - 60% of Independent Trustees have served fewer than 4 years
•

Commitment to continual enhancement of our corporate governance practices, evidenced by, among other things, our recent termination of our Shareholder Rights Plan, amendment of our Bylaws to provide separate Chairman and CEO roles, and our recent amendment to our Charter to enable shareholders to amend our Bylaws.

Environmental Stewardship

Redeveloping and Revitalizing
•	We acquire and reposition properties and seek to add value through renovating and re-tenanting our properties to create Whitestone-branded Community Centered Properties™.
•

Adding leasable square footage to existing structures, upgrading and renovating existing structures and developing and building on unused land are all ways that we revitalize existing space to better serve the local community.

•

When redeveloping our properties, we seek opportunities to improve their environmental footprint. Examples include providing parking spaces for low emission and fuel efficient vehicles; installing low voltage lighting; and installing enclosed trash collectors. Furthermore, we undertake extensive due diligence related to any possible contamination at all the properties we purchase, investing in any necessary clean up to ensure we and new tenants comply with all environmental regulations.

•

We usually provide triple net (NNN) leases that charge the utility expenses directly to tenants. Tenants are incented to economize on utilities such as electricity and water usage, and improve their profitability by reducing expenses they pay.

•

We use an ESG data management software solution to enable tracking of our water, electricity, gas and trash usage. In November 2022, we released our 2022 ESG Report (in alignment with the Sustainability Accounting Standards Board industry standards and the Task Force on Climate-related Financial Disclosures (TCFD) recommendations) highlighting our ESG strategic priorities and initiatives.

•	Looking forward, we plan to evaluate the possibility of Energy Star and LEED certifications for select properties. In 2022, we submitted our first GRESB real estate assessment.

Our approach to corporate responsibility and key environmental, social, and governance initiatives are described in detail in our various ESG policies and reports, including our Environmental, Social, and Governance Report, Environmental Policies, Environmental Management System Policy, Charter of the Environmental, Social, and Governance Steering Committee, Occupational Safety and Health Policy and Procedures Manual, Human Rights Policy, Vendor Code of Conduct Diversity, Equity, and Inclusion Policy, and Sustainability Statement, each of which is available on our website http://ir.whitestonereit.com/ under the Corporate Responsibility section.

Our Commitment to Excellence in Corporate Governance

Board Refreshment and Characteristics of Board Member Nominees

We believe that, while we can benefit from experienced trustees, periodic refreshment of the Board is important. We understand that the quality, dedication and chemistry of the Board have been integral to our success. We have refreshed our Board, reflecting a balanced set of experienced Board members and less tenured trustees who bring fresh perspectives and differing backgrounds.  To that end, our average Board term is 3.4 years, with two of our five current trustees elected in 2022, and one new trustee nominated for election at the Annual Meeting. When considering whether our trustees and trustee nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our operational and organizational structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the categories set forth in the matrix below.  There are no family relationships among any of our trustee nominees or executive officers.

	Berry	Buthman	Feng	Holeman	Jones	Taylor	Total
Knowledge / Skills / Experience
Strategic planning and leadership	*	*	*	*	*	*	6
REIT / real estate		*	*	*			3
Financial expertise / literacy	*	*	*	*	*	*	6
Retail industry			*	*			2
Risk management		*		*	*	*	4
Human capital management	*	*	*	*	*	*	6
Legal	*					*	2
Corporate governance		*	*	*		*	4
Environmental, social & governance			*	*		*	3
Cybersecurity				*			1
Academic relations	*						1
Government, regulatory & public policy	*						1
Demographics
Race / Ethnicity
Asian or Indian	*		*				2
White or Caucasian		*		*	*	*	4
Gender
Female	*	*	*				3
Male				*	*	*	3
Other attributes
Independence	*	*	*		*	*	5
Tenure	5	0	1	1	3	6

Corporate Governance Highlights

Key Attributes
•	Annual Election of Trustees
•	Plurality Vote Standard in Trustee Elections with Resignation Policy
•	Independent Chairman and Separate CEO
•	5 of 6 trustee nominees are independent; Audit, Compensation and Nominating and Governance Committees each entirely comprised of independent trustees.
•	Independent Trustees Meet Regularly in Executive Session Without Management Present
•	Meaningful Share Ownership Requirements for Officers and Trustees
•	Anti Hedging Policy
•	Clawback Policy
•	No Familial Relationships among Board Members
•	Codes of Conduct for Trustees, Officers and Employees
•	Shareholder Ability to Adopt, Amend or Repeal the Bylaws
•	Shareholders can call Special Meetings

PROPOSAL NO. 1 - ELECTION OF TRUSTEES

Nominees for Trustee

Our Board is comprised of six trustees whose terms expire at the annual meeting each year. Nandita V. Berry, Amy. S. Feng, Jeffrey A. Jones, David K. Holeman, Paul T. Lambert, and David F. Taylor are our current trustees, and their terms expire at our Annual Meeting. Paul T. Lambert was not nominated for re-election by the Board. We would like to take this opportunity to thank Mr. Lambert for years of service on our Board and his many contributions to the Company and its shareholders. Julia B. Buthman is a new Board nominee.

Our Trustees are elected by a plurality of all votes cast by the holders of shares present in person (virtually) or represented by proxy at the Annual Meeting. This means that the nominees receiving the greatest number of “FOR” votes will be elected. In addition, our Corporate Governance Guidelines provide that any nominee for trustee in an uncontested election who receives a greater number of “WITHHOLD” votes from his or her election than votes “FOR” such election shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee, which shall then make a recommendation to the Board, after which the Board will publicly disclose its decision with respect to such resignation within 90 days of the certification of the election results.

Shares represented by valid proxies will be voted, if authority to do so is not withheld, for the election of each nominee. The Board has no reason to believe that any of the nominees will be unable to serve as trustees. In the event, however, that any of the nominees should be unavailable for election as a result of an unexpected occurrence, shares represented by valid proxies will be voted for the election of such substitute nominees as the Nominating and Corporate Governance Committee may propose. If elected at the Annual Meeting, each nominee has agreed to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. None of the nominees are being nominated for election pursuant to any agreements or understandings between us and any other person.

Our Board recommends that you vote “FOR” the election of trustees Nandita V. Berry, Julia B. Buthman, Amy S. Feng, David K. Holeman, Jeffrey A. Jones and David F. Taylor.

Members of the Board of Trustees

Set forth below are descriptions of the backgrounds and principal occupations of the nominee for trustee included in Proposal No. 1 and for each of our trustees with terms expiring after the Annual Meeting, and the period during which each has served as a trustee.

Nandita V. Berry

Former Texas Secretary of State

Trustee since 2017

Age: 54

Other Current Boards and Committees

• None

Former Directorships Held During the Past Five Years

• Houston Zoo, Inc

• South Asian Chamber of Commerce

• Community Family Center of Houston

WSR Independent Board Committees

• Nominating and Corporate Governance (Chair)

• Audit

Other Experience and Education

• Senior Counsel of Locke Lord LLP

• Senior Counsel of El Paso Energy Corporation

• Chair of the Audit Committee of Houston System Board

of Regents

• Bachelor of Arts, Economics, Political Science, History,

   Mt. Carmel College, Bangalore, India

• Bachelor of Arts, Economics and Political Science,

  University of Houston

• Juris Doctorate, University of Houston Law Center

Relevant Skills and Expertise

Ms. Berry is the 109th Texas Secretary of State. She served from January 2014 to February 2015. She was also the Vice Chair of the University of Houston System Board of Regents and the Chair of the Audit Committee. She held Senior Counsel positions at Locke Lord LLP and El Paso Energy Corporation where she represented public companies in a wide array of corporate securities and technology matters. Ms. Berry began her legal career as an Associate at Haynes and Boone, LLP. Ms. Berry previously served on the Board of the Houston Zoo, Inc., the South Asian Chamber of Commerce and the Community Family Center of Houston. The Board nominated Ms. Berry to serve as a trustee due to her previous audit committee membership experience and her extensive legal knowledge regarding the representation of public companies in securities and technologies matters.

Julia B. Buthman

Current Managing Director of Prudential Private

Capital

Trustee since N/A

Age: 63

Other Current Boards and Committees

• Volunteers of America - Texas

• LW Brands

• MooreCo, Inc

Former Directorships Held During the Past Five Years

• None

WSR Independent Board Committees

• Nominating and Corporate Governance

Other Experience and Education

• Senior Vice President of Prudential Private Capital

• Managing Director of Bank of Montreal

• Chair, Advisory Council of Metro Educational Foundation

• Executive and Finance Committee Chair of North Texas Food Bank

• Vice-Chair of United Methodist Hospital and Health Care System

• Bachelor in Psychology, Oklahoma State University

• MBA, University of Houston Bauer School of Business

Relevant Skills and Expertise

Ms. Buthman is a seasoned investment professional with more than 35 years of experience investing in senior debt, subordinate debt and structured equity in both public and private companies. She has been engaged in both client-facing and underwriting responsibilities for the majority of her career, in addition to serving in a senior leadership role at Prudential Private Capital (PPC) from 2000 to 2023. Ms. Buthman has extensive experience on both non-profit and for-profit boards. She was also a Managing Director of Bank of Montreal, and during her 13-year tenure with the company, she gained experience as an investment professional, performing origination, underwriting and portfolio management risk in the specialty areas of energy, retail and food wholesale/retail. Ms. Buthman earned a Bachelor's degree in Psychology from Oklahoma State University and an MBA from University of Houston Bauer School of Business. The Board nominated Ms. Buthman to serve as a trustee due to her extensive previous board experience and her specialty knowledge related to underwriting and investment experience.

Amy S. Feng

Current Head of Investor Relations of Shopify Inc

Trustee since 2022

Age: 57

Other Current Boards and Committees

• Water Council of DigDeep

Former Directorships Held During the Past Five Years

• San Francisco Chapter of the National Investor

Relations Institute

WSR Independent Board Committees

• Audit

• Compensation

Other Experience and Education

• Managing Director of Joele Frank Wilkinson Brimmer Katcher

• Executive Vice President of Abernathy MacGregor

• Managing Director and Senior Research Analyst of JMP Securities

• Equity Research Senior Analyst for Lehman Brothers

• Bachelor of Arts in Chemistry, Cornell University

• Ph.D. in Chemistry, University of California, Barkeley

• MBA, Northwestern University

Relevant Skills and Expertise

Ms. Feng currently serves as the Head of Investor Relations for Shopify Inc. From 2016 to 2022, she was a Managing Director at Joele Frank Wilkinson Brimmer Katcher, a top ranked leader in strategic, financial and crisis communications. During her tenure with the company, Feng advised executives and Boards on a wide range of issues of critical importance to shareholders and other stakeholders. She has also served as an Executive Vice President with Abernathy MacGregor, a Managing Director and Senior Research Analyst with JMP Securities, and an Equity Research Senior Analyst for Lehman Brothers. Ms. Feng earned a Bachelor of Arts degree with honors in Chemistry from Cornell University, a Ph.D. in Chemistry from the University of California, Berkeley, and an MBA from Northwestern University. She also has served as a board member for the San Francisco chapter of the National Investor Relations Institute and currently serves as a board member on the Water Council of DigDeep. The Board nominated Ms. Feng to serve as a trustee due to her sophisticated knowledge of shareholders' demands and her background involving communications, especially those related to crises.

David K. Holeman

Current Chief Executive Officer of Whitestone REIT Trustee since 2022 Age: 59 Other Current Boards and Committees • None Former Directorships Held During the Past Five Years • None

WSR Independent Board Committees

• None

Other Experience and Education

• Chief Financial Officer of Whitestone REIT

• Chief Financial Officer of Hartman Management

• Vice President and Chief Financial Officer of Gexa Energy

• Controller and Chief Financial Officer of Houston Cellular

   Telephone Company

• CPA

• Bachelor of Business Administration in Accounting, Abilene Christian University

Relevant Skills and Expertise

Mr. Holeman has over a decade of experience in the real estate industry and more than 15 years of experience serving in high level positions in publicly traded companies. He currently serves as our Chief Executive Officer and served as our Chief Financial Officer from November 2006 to January 2022. He previously served as Chief Financial Officer of Hartman Management, our former advisor, Vice President and Chief Financial Officer of Gexa Energy, a NASDAQ listed retail electricity provider from 2004 to 2006, and Controller and Chief Financial Officer of Houston Cellular Telephone Company from 1994 to 2003. The Board nominated Mr. Holeman to serve as a trustee due to his intimate knowledge of the Company given his position as Chief Executive Officer and on account of many years of serving in high level positions in publicly traded companies.

Jeffrey A. Jones

Current Managing Director of Stephens Inc

Trustee since 2020

Age: 67

Other Current Boards and Committees

• Alternative Asset Center at Southern Methodist

University

• Trustee and the Chair of the Investment Committee

of the First Presbyterian Church of Dallas Foundation

Former Directorships Held During the Past Five Years

• None

WSR Independent Board Committees

• Audit (Chair)

• Compensation

Other Experience and Education

• President and Partner of Blackhill Partners

• Chief Restructuring Officer of Black Elk Energy

• Charter Financial Analyst (CFA)

• Certified Turnaround Professional (CTP)

• Bachelor of Business Administration in Accounting

and Finance, Southern Methodist University

• FINRA Series 7, 63 and 79 licenses

Relevant Skills and Expertise

Mr. Jones has over 35 years of experience as an investment banker and restructuring advisor. Since 2018, he has served as a Managing Director at Stephens Inc. From 2011 to 2018, he co-headed Blackhill Partners, an investment banking and restructuring firm, as its President and Partner. From 2015 through 2016, he also served as the Chief Restructuring Officer for Black Elk Energy. He has served as both a public and a private company director and has advised healthy and distressed companies, creditors and shareholders. He is a Chartered Financial Analyst (CFA) and a Certified Turnaround Professional (CTP). He holds FINRA Series 7, 63 and 79 licenses, and currently serves on the Board of Directors of the Alternative Asset Center at Southern Methodist University and is a Trustee of and chairs the Investment Committee of the First Presbyterian Church of Dallas Foundation. The Board nominated Mr. Jones to serve as a trustee due to his previous experiences as a director at public companies and on account of his intricate financial knowledge.

David F. Taylor

Current Chair of Locke Lord LLP

Trustee since 2017

Age: 59

Chairman of WSR

Other Current Boards and Committees

• Chair of Locke Lord LLP

• Greater Houston Partnership

• The Salvation Army of Greater Houston

• Theatre Under the Stars

• Oldham Little Church Foundation

Former Directorships Held During the Past Five Years

• None

WSR Independent Board Committees

• Compensation

• Nominating and Corporate Governance

• Lead Independent Director

Other Experience and Education

• Member and former Co-Chair of Locke Lord LLP's Corporate

and Transactional Department

• Former Chair of Finance Committee of Locke Lord LLP

• Former Chair of Capital Markets Section of Locke Lord LLP

• Bachelor in Finance, University of Texas

• Juris Doctorate, University of Texas Law School

Relevant Skills and Expertise

Mr. Taylor currently serves as Chair of Locke Lord LLP. Mr. Taylor has been a Partner in the firm of Locke Lord LLP since 1996 and has served as a corporate and securities attorney at Locke Lord LLP since 1989. Mr. Taylor has more than three decades of experience representing public and private companies in a broad range of corporate and securities matters, with a strong focus on securities offerings and disclosures, mergers and acquisitions and corporate governance. Mr. Taylor is the former Managing Partner of Locke Lord LLP’s Houston office and the former Chair of its Finance Committee. He has also served in leadership positions within Locke Lord LLP in Strategic Growth, Practice Development and Recruiting areas. He is a member and former Co-Chair of Locke Lord LLP’s Corporate and Transactional Department and Chair of its Capital Markets Section. He also serves on the Board of the Greater Houston Partnership, The Salvation Army of Greater Houston, Theatre Under the Stars and Oldham Little Church Foundation. The Board nominated Mr. Taylor to serve as a trustee due to his management experience as the former managing Partner of one of the nation's largest law firms with professionals providing services in multiple locations across the world, as well as his many years of experience with corporate governance and securities matters.

CORPORATE GOVERNANCE

Governance Highlights

We are committed to good corporate governance, which promotes the long-term interests of shareholders, strengthens Board and management accountability and helps build public trust in us. Our governance practices include:

•	Annual election of trustees.
•	Independent Chairman and Separate CEO.
•	Plurality vote standard in trustee elections with resignation policy.
•	Five out of six trustee nominees are independent; Audit, Compensation and Nominating and Governance Committees each entirely comprised of independent trustees.
•	Independent trustees meet regularly in executive session without management present.
•	Anti-hedging policy
•	Clawback policy
•	Meaningful share ownership requirements for officers and trustees.
•	Shareholder Right to Adopt, Amend or Repeal the Bylaws
•	Codes of Conduct for trustees, officers and employees.
•	No familial relationships on the Board or Management
•	Shareholders can call special meetings.

Independence

Under the listing standards of the NYSE, and pursuant to our Corporate Governance Guidelines and policies, we are required to have a majority of “independent” trustees and a Nominating and Corporate Governance Committee, Compensation Committee, and Audit Committee, each composed solely of independent trustees. In determining trustee independence, the Board broadly considers all relevant facts and circumstances, including the rules of the NYSE. The Board considers these issues not merely from the standpoint of a trustee, but also from that of persons or organizations with which the trustee has an affiliation. An independent trustee is free of any relationship with us or our management that may impair the trustee’s ability to make independent judgments.

Our Board has affirmatively determined that five of our six trustee nominees are “independent” as that term is defined by the NYSE listing standards and applicable SEC rules.  These trustees are Nandita V. Berry, Julia B. Buthman, Amy S. Feng, Jeffrey A. Jones, and David F. Taylor. As our Chief Executive Officer, David K. Holeman is not considered independent. Each of the Nominating and Corporate Governance Committee, Compensation Committee, and Audit Committee are composed solely of independent trustees.

Meetings and Committees of the Board of Trustees

Our Board met six times during 2022.  Our independent trustees meet separately in executive sessions on a regular basis, typically during a portion of, or immediately after, each regularly scheduled meeting of our Board.  Mr. Taylor, as our independent Chairman, presided over the independent meetings of the trustees. All of our trustees attended at least 75% of the meetings for our Board and their assigned committees during the period of 2022 in which they served as a trustee.

All of our trustees attended our 2022 annual meeting of shareholders. We expect our trustees to attend our annual meetings, but we do not have a formal policy regarding attendance.

Our Board considers all major decisions concerning our business.  Our Board has also established committees so that certain matters can be addressed in more depth than may be possible at a meeting of the entire Board.  Our Board has established a standing Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee. Our Board’s committee membership, effective as of the date of the Annual Meeting is as follows, with the “X” denoting the members of the respective committee:

Name	Nominating and Corporate Governance Committee	Audit Committee	Compensation Committee
Non-Employee Trustees: (1)
Nandita V. Berry	Chair	X
Julia Buthman	X
Amy S. Feng		X	X
Jeffrey Jones		Chair	X
David F. Taylor	X		X
Number of Meetings in 2022	5	5	4

(1)	In 2022, Paul T. Lambert served as the Chair of the Compensation Committee and as a member on the Nominating and Corporate Governance Committee and the Audit Committee.

Our Board has adopted a charter for each of the above committees. The charters are available on the Corporate Governance page of our website at www.whitestonereit.com. The information contained on our website is not, and should not be considered, a part of this Proxy Statement.  We also utilized an Operating Committee as well as a Special Committee during Fiscal Year 2022 in connection with our leadership transition. Each of these committees was comprised solely of independent trustees.

Nominating and Corporate Governance Committee

The primary purposes of the Nominating and Corporate Governance Committee are:

•	identifying individuals qualified to become trustees;
•	recommending nominees for committees of our Board;
•	conducting reasonable prior review and approval of any related party transactions;
•	overseeing our ESG Steering Committee; and
•	being responsible for matters concerning corporate governance.

The committee currently consists of Nandita V. Berry, Paul T. Lambert and David F. Taylor, with Ms. Berry serving as chair. Effective at the Annual Meeting, Paul T. Lambert will no longer be a member and, if Julia Buthman is elected, Julia Buthman will be added to the committee. Each current and expected member of the committee is “independent” under the NYSE listing standards and applicable SEC rules.

The committee is responsible for identifying individuals qualified to become trustees and for evaluating potential or suggested trustee nominees. Pursuant to our bylaws, as amended, in order for an individual to qualify for nomination or election as a trustee, an individual, at the time of nomination, must have substantial expertise, experience or relationships relevant to our business, which may include:

•	commercial real estate experience;
•	an in-depth knowledge of and working experience in finance or marketing;
•	capital markets or public company experience;
•	university teaching experience in a Master of Business Administration or similar program;
•	experience as a chief executive officer, chief operating officer or chief financial officer of a public or private company; or
•	public or private company board experience.

Additionally, an individual shall not have been convicted of a felony or sanctioned or fined for a securities law violation of any nature. The committee in its sole discretion will determine whether a nominee satisfies the foregoing qualifications or possesses such other characteristics as deemed necessary by the committee. Though we have no formal policy addressing diversity, pursuant to our bylaws, as amended, the committee will seek to recommend nominees to the Board that represent a diversity of experience, gender, race, ethnicity and age.  Any individual who does not satisfy the qualifications above is not eligible for nomination or election as a trustee.

The committee performs a preliminary evaluation of potential candidates primarily based on the need to fill any vacancies on our Board, the need to expand the size of our Board and the need to obtain representation in key disciplines and/or market areas.  The committee will seek to identify trustee candidates based on input provided by a number of sources, including committee members and other members of our Board.  The committee also has the authority to consult with or retain advisors to carry out its duties.  Once a potential candidate is identified as one who fulfills a specific need, the committee performs a full evaluation of the potential candidate.  This evaluation includes reviewing the potential candidate’s background information, relevant experience, willingness to serve, diversity, independence and integrity.  In connection with this evaluation, the committee interviews the candidate in person or by telephone. The potential candidate is also introduced to our management team, properties and strategy to ensure appropriate experience and commitment exists. After completing its evaluation, the committee makes a recommendation to the full Board as to the individuals who should be nominated by our Board.  Our Board elects nominees recommended by the committee to fill vacancies on our Board and nominates the nominees for election by shareholders after considering the recommendations and a report of the committee. To date, the committee has not paid a fee to any third party to assist in the process of identifying or evaluating trustee candidates.

Shareholder Nominations for Trustee

The Nominating and Corporate Governance Committee will consider for nomination all individuals recommended by shareholders in the same manner as all other trustee candidates provided that such recommendations are submitted in accordance with the procedures set forth in our bylaws. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of trustee nominations other than Company nominees must follow the procedures set forth in Rule 14a-19 under the Exchange Act. If a shareholder is recommending a candidate to serve on our Board, the candidate is expected to follow our candidate evaluation process, and the recommendation must include the information specified in our bylaws, including the following:

(1)

As to each individual whom the shareholder proposes to nominate for election or reelection that meets the criteria of serving as a trustee as set forth in the qualifications of trustees section of our bylaws (Article III, Section 3):

•

all information relating to the proposed nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the proposed nominee as a trustee in an election contest (even if an election contest is not involved), or

•

would otherwise be required in connection with the solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder (including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected).

(2)	As to any business that the shareholder proposes to bring before the meeting:

•	a description of the business; and
•

the shareholder’s reasons for proposing the business at the meeting and any material interest in the business of the shareholder or any shareholder associated person (as defined in our bylaws), individually or in the aggregate, including any anticipated benefit from the proposal to the shareholder or the shareholder associated person.

(3)	As to the shareholder giving the notice, any proposed nominee and any shareholder associated person:

•

the class, series and number of all of our common shares or other securities or any of our affiliates (also referred to as Whitestone securities), if any, that are owned (beneficially or of record) by the shareholder, proposed nominee or shareholder associated person, the date on which each Whitestone security was acquired and the investment intent of the acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of common shares or other security) in any Whitestone securities of any person;

•	the record or “street name” holder for, and number of, any Whitestone securities owned beneficially but not of record by the shareholder, proposed nominee or shareholder associated person;
•

whether and the extent to which the shareholder, proposed nominee or shareholder associated person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (i) manage for our shareholder, proposed nominee or shareholder associated person the risk or benefit of changes in the price of (x) Whitestone securities or (y) any security of any entity that was listed in the peer group in the share performance graph in the most recent annual report to our shareholders or (ii) increase or decrease in the voting power of the shareholder, proposed nominee or shareholder associated person in us or any affiliate thereof (or, as applicable, in any peer group company) disproportionately to the person’s economic interest in the company securities (or, as applicable, in any peer group company); and

•

any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with us), by security holdings or otherwise, of the shareholder, proposed nominee or shareholder associated person, in us or any affiliate thereof, other than an interest arising from the ownership of our securities where the shareholder, proposed nominee or shareholder associated person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series.

(4)	As to the shareholder giving the notice, any shareholder associated person with an interest or ownership referred to in paragraphs (2) and (3) above and any proposed nominee:

•	the name and address of the shareholder, as they appear on our share ledger, and the current name and business address, if different, of each shareholder associated person and any proposed nominee;
•

the investment strategy or objective, if any, of the shareholder and each shareholder associated person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in the shareholder, each shareholder associated person and any proposed nominee; and

•

to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the nominee for election or reelection as a trustee or the proposal of other business on the date of the shareholder’s notice.

The foregoing description of our advance notice provisions is a summary and is qualified in its entirety by reference to the full text of our bylaws together with amendments number one and two, filed as Exhibit 3.2.1, Exhibit 3.2.2 and Exhibit 3.2.3, respectively, to our Annual Report on Form 10-K filed on March 8, 2023.  Accordingly, we advise you to review our bylaws for additional stipulations relating to advance notice of trustee nominations and shareholder proposals. For a description of the applicable deadlines for shareholder proposals, see “Solicitation and Voting - How and when may I submit a shareholder proposal for the Annual Meeting?”

Audit Committee

The primary purposes of the Audit Committee are:

•	overseeing our accounting and financial reporting process, the audits of our financial statements; and assisting the Board in its oversight of the following:

i.	management’s responsibilities to assure there is in place an effective system of internal controls over financial reporting;
ii.	the qualifications and independence of our registered public accounting firm;
iii.	the performance of our registered public accounting firm; and
iv.	our compliance with our ethical standards, policies, plans and procedures, and applicable laws and regulations.

The committee also prepares a report each year for inclusion in our proxy statement in accordance with the rules of the SEC.

The committee currently consists of Nandita V. Berry, Jeffrey A. Jones and Amy S. Feng, with Mr. Jones serving as chair. Our Board has determined that each of Mr. Jones and Ms. Feng is an “audit committee financial expert” as defined by the rules promulgated by the SEC.  Each member of the committee is “independent” under the NYSE listing standards and applicable SEC rules.

Compensation Committee

The primary purposes of the Compensation Committee are:

•	assisting our Board in discharging its responsibilities relating to our overall compensation and benefit structure;
•	producing an annual report on executive compensation for inclusion in our proxy statement in accordance with applicable rules and regulations;
•	reviewing and approving Chief Executive Officer compensation as well as executive officer compensation;
•

annually reviewing and making recommendations to the Board concerning the adoption, terms and operation of our compensation plans for all trustees, officers and other executives, including incentive compensation and equity-based plans that are subject to Board approval; and

•

approving grants and/or awards of restricted shares, share options and other forms of equity-based compensation, and otherwise administering our equity incentive plans in compliance with applicable tax laws.

The committee currently consists of Paul T. Lambert, Jeffrey A. Jones, and David F. Taylor, with Mr. Lambert serving as chair. Effective at the Annual Meeting, Paul T. Lambert will no longer be a member, Amy S. Feng will join the committee and David F. Taylor will serve as chair. Each member of the committee is “independent” under the NYSE listing standards and applicable SEC rules.

The committee has the sole authority to oversee the administration of compensation programs applicable to our executive officers and trustees and to recommend for approval by the Board the compensation of our Chief Executive Officer. The committee also administers our 2008 Long-Term Equity Incentive Ownership Plan (the “2008 Plan”) and our 2018 Long-Term Equity Incentive Ownership Plan (the “2018 Plan”).

Executive compensation is reviewed at least annually by the committee.  Our Chief Executive Officer completes performance reviews annually and provides recommendations to the committee with respect to our other executive officers.  Trustee compensation is reviewed periodically by the committee as its members deem appropriate.  The committee may delegate some or all of its authority to subcommittees when it deems appropriate.  See “Compensation Discussion and Analysis” for more information regarding the committee’s processes and procedures for consideration and determination of executive compensation.

The committee has the authority to engage and approve fees and other retention terms of outside advisors, without the approval of the Board or management, to assist it in the performance of its duties. Information on the committee's processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis below.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that is applicable to all members of our Board, our executive officers and our employees. According to our Code of Business Conduct and Ethics, our employees and trustees are expected to exhibit and promote the highest standard of honest and ethical conduct, by their adherence to the following policies and procedures: (1) they shall engage in only honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; and (2) they shall inform our chief operating officer of any deviations in practice from policies and procedures governing honest and ethical behavior or any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest.

If we amend or grant any waiver from a provision of our Code of Business Conduct and Ethics, we will promptly disclose such amendment or waiver in accordance with and, if required by applicable law, including by posting such amendment or waiver on our website at the address above. The Audit Committee oversees compliance with our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics is available under the “Corporate Governance” page of our website at www.whitestonereit.com.

Clawback Policy

The Sarbanes-Oxley Act of 2002 subjects incentive compensation and stock sale profits of our CEO and CFO to forfeiture in the event of an accounting restatement resulting from any non-compliance, as a result of misconduct, with any financial reporting requirement under securities laws. We have an expansive clawback policy covering all of our executive officers, which can be located on our website at https://investors.whitestonereit.com. The company will further comply with any recoupment requirements imposed by applicable laws, rules or regulations, including in connection with the final rule issued by the SEC implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to recoupment of incentive-based compensations. We will monitor the listing standards adopted by the NYSE and amend our Executive Compensation Recovery Policy during the required timeframe in compliance with those standards.

Insider Trading Compliance Policy

Our Board has adopted an Insider Trading Compliance Policy which prohibits our trustees and executive officers from engaging in insider trading, executing, “short sales”, purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of our shares or other equity securities granted as compensation or held directly or indirectly ("Securities"), purchasing or selling derivative securities related to our Securities, or pledging Securities as collateral for indebtedness, including holding such shares in a margin account.

Board Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer are separate. Our Chairman of the Board is an independent trustee. Our independent trustees meet separately in executive sessions on a regular basis, typically during a portion of, or immediately after, each regularly scheduled meeting of our Board. Mr. Taylor, our independent Chairman presides over executive sessions of the independent trustees. If the Chairman is not independent, our Corporate Governance Guidelines provide that the Board will elect a lead independent director to perform the function of the Chairman during executive sessions. The Board believes that its current leadership structure is appropriate for us because it separates the leadership of the Board from the day-to-day leadership of the Company. The Board also believes that separating the position of Chairman from Chief Executive Officer better positions the Board to evaluate the performance of management and enables the Chairman to provide guidance to the Chief Executive Officer.

The duties of the Chairman include the following:

•	presiding at meetings of the Board, including executive sessions of the independent trustees;
•	previewing the information to be provided to the Board;
•	approving meeting agendas for the Board;
•	assuring that there is sufficient time for discussion of all meeting agenda items;
•	organizing and leading the Board’s evaluation of the CEO; and
•	being responsible for leading the Board’s annual self-assessment.

For additional information, see our Corporate Governance Guidelines, which are available on the Corporate Governance page of our website, www.whitestonereit.com.

Risk Management

Our Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. Our Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, as more fully described in “Compensation Discussion and Analysis-Compensation Related Risk Management.” The Audit Committee oversees management of financial and legal compliance risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.  Specific actions that have been taken by the Board include:

•	Expenditures for capital projects of over $3.0 million require Board approval, and expenditures for all other items over $1.0 million require Board approval;
•	A Board-level Investment Committee that reviews and approves all acquisition and disposition decisions;
•	A limitation on base salary of $150,000 for any employee hired unless the Compensation Committee approves a greater amount; and
•	A compliance policy regarding insider information, disclosure of non-public information and limitation on employee and trustee transactions of our shares.

The Audit Committee considers risks relating to cybersecurity and, for that purpose, receives regular reports from management regarding cybersecurity risks and countermeasures being undertaken or considered by us, including updates on the internal and external cybersecurity landscape and relevant technical developments.

The Board believes that the administration of its risk oversight function has not affected its leadership structure.

Corporate Responsibility and Sustainability

We are focused on building a thriving and sustainable, e-commerce resistant business that succeeds by delivering long-term value for our shareholders. We are proud of the growth we have achieved and how we have conducted our business in the process. Our plan for sustainability is incorporated into our long-term strategy as we continue to seek new ways to positively contribute to our communities and safeguard the environment around them. Our key corporate responsibility priorities include openly engaging key stakeholders, leading by example in our operations, positively influencing our tenants and partners and enhancing our communities. We continue to build our ESG platform and our Environmental, Social, and Governance Report, Environmental Policies, Environmental Management System Policy, Charter of the Environmental, Social, and Governance Steering Committee, Occupational Safety and Health Policy and Procedures Manual, Human Rights Policy, Vendor Code of Conduct, Diversity, Equity, and Inclusion Policy, and Sustainability Statement, which are posted on our website at www.whitestonereit.com, contains greater details as to our ongoing efforts.

ESG Steering Committee

We have an ESG Steering Committee and a committee charter to support our on-going commitment to environmental, health and safety, corporate social responsibility, corporate governance, sustainability, and other public policy matters relevant to us.

The ESG Steering Committee is our cross-functional senior management committee under the oversight of the Nominating and Governance Committee. Its mission is to assist our executive management in:

•	Setting general strategy relating to ESG matters.
•	Developing, implementing, and monitoring initiatives and policies based on that strategy.
•	Overseeing communications with employees, investors and stakeholders with respect to ESG matters; and
•	Monitoring and assessing developments relating to, and improving our understanding of ESG matters.

Since establishing our ESG Steering Committee in 2018, our ongoing efforts to do our part in contributing to a net zero carbon economy is to continue evaluating how our properties and operations affect the communities we serve. We believe that environmentally and socially responsible operating practices are in sync with generating value for our stakeholders and risk mitigating protection for that value we create. We use an ESG data management software solution to enable us to track electricity, water, gas and trash usage and we expect to submit our initial GRESB real estate assessment in 2022.

Communications with our Board of Trustees

We have established procedures for shareholders or other interested parties to communicate with our Board, including our independent trustees.  Such parties can contact the Board by sending a letter to:  Whitestone REIT, Attn: Peter Tropoli, Corporate Secretary, 2600 South Gessner Road, Suite 500, Houston, Texas 77063.  Our Corporate Secretary will review all communications made by this means and forward the communication to our Board or to any individual trustee to whom the communication is addressed.

Share Ownership Guidelines

Minimum Share Ownership Guidelines for Executives. Our Board established minimum share ownership guidelines for executive officers requiring such officers to maintain a minimum equity investment in us based upon a multiple of five times base salary for the Chief Executive Officer and three times base salary for all other Named Executive Officers ("NEO"). The guidelines provide that executive officers must achieve the minimum equity investment within five years from the date he or she first becomes subject to the guidelines, and until such time, that executive must retain at least 60% of the common shares granted to the executive by us and/or purchased by the executive through the exercise of options. Each executive officer’s compliance with the guidelines is reviewed by the Board annually. All of our executive officers are currently in compliance with the minimum share ownership guidelines, subject to the time period as discussed above for achieving the minimum equity investment.

Minimum Share Ownership Guidelines for Non-employee Trustees. Our Board established minimum share ownership guidelines for non-employee trustees. Under these guidelines, each non-employee trustee must maintain a minimum number of our common shares with a value not less than five times the current annual cash retainer paid to such trustee for service on our Board (excluding, among other things, any additional retainer paid for committee membership or chairmanship).  Each non-employee trustee has five years from the date he or she first becomes subject to the guidelines to satisfy the minimum ownership guidelines, and until such time, that trustee must retain 100% of the common shares or share units granted to the trustee as compensation. Compliance with the guidelines is reviewed by the Board annually. All of our non-employee trustees are currently in compliance with the minimum share ownership guidelines, subject to the time period as discussed above for achieving the minimum equity investment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Trustees and Executive Officers

The following table sets forth information as of February 28, 2023 regarding the beneficial ownership of our common shares by each of our trustees and our named executive officers and by all trustees and executive officers as a group. The percentage ownership in the following table is based on 49,424,019 common shares outstanding as of the close of business on February 28, 2023.

	Common
	Shares and Units
	Beneficially	Percentage
Name of Beneficial Owner(1)	Owned(2)	Ownership
Named Executive Officers:
David K. Holeman	587,549(3)	1.2%
Christine J. Mastandrea	305,808(4)	*
J. Scott Hogan	125,443(5)	*
Peter A. Tropoli	69,954(6)	*
Soklin “Michelle” Siv	39,040(7)	*
James C. Mastandrea	1,401,586(8)	2.8%
Non-Employee Trustees:
Nandita V. Berry	31,305	*
Jeffrey A. Jones	22,455	*
Paul T. Lambert	82,090	*
Julia B. Buthman	0	*
Amy S. Feng	5,092	*
David F. Taylor	29,712	*
All executive officers and trustees as a Group (12 persons) (8)	2,700,034	5.5%

*	Less than 1%

(1)	Unless otherwise indicated, the address for each beneficial owner is 2600 South Gessner, Suite 500, Houston, Texas 77063.

(2)

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to those shares. Unless otherwise indicated, and subject to community property laws where applicable, we believe each beneficial owner has sole voting and investment power over the shares beneficially owned.

(3)

Includes 92,449 restricted common share units. Excludes 87,449 restricted common share units issued pursuant to the 2018 Plan that contain no voting or dividend rights and are subject to vesting dependent on our achieving certain performance targets, and 150,000 restricted common share units issued pursuant to the 2008 Plan that contain no voting or dividend rights and are subject to vesting only in the event of a Change in Control.

(4)

Includes 47,280 restricted common share units. Excludes 44,780 restricted common share units issued pursuant to the 2018 Plan that contain no voting or dividend rights and are subject to vesting dependent on our achieving certain performance targets, and 100,000 restricted common share units issued pursuant to the 2008 Plan that contain no voting or dividend rights and are subject to vesting only in the event of a Change in Control.

(5)

Includes 38,669 restricted common share units. Excludes 36,669 restricted common share units issued pursuant to the 2018 Plan that contain no voting or dividend rights and are subject to vesting dependent on our achieving certain performance targets, and 50,000 restricted common share units issued pursuant to the 2008 Plan that contain no voting or dividend rights and are subject to vesting only in the event of a Change in Control.

(6)

Includes 38,335 restricted common share units. Excludes 38,669 restricted common share units issued pursuant to the 2018 Plan that contain no voting or dividend rights and are subject to vesting dependent on our achieving certain performance targets.

(7)

Includes 19,279 restricted common share units. Excludes 18,446 restricted common share units issued pursuant to the 2018 Plan that contain no voting or dividend rights and are subject to vesting dependent on our achieving certain performance targets, and 15,000 restricted common share units issued pursuant to the 2008 Plan that contain no voting or dividend rights and are subject to vesting only in the event of a Change in Control.

(8)	Based on most recent information available to the Company.

Beneficial Owners of More Than 5% of Common Shares

The following table sets forth information regarding the beneficial ownership of our common shares by each person, or group of affiliated persons, who is believed by us to beneficially own 5% or more of our common shares. The percentage of class owned in the following table is based upon 49,424,019 common shares outstanding as of the close of business on February 28, 2023.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned	Percent of Class
BlackRock Inc. 55 East 52nd Street New York, NY 10055	7,876,839 (1)	15.9%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,134,594 (2)	6.3%

(1)

The indicated ownership is based solely upon an amendment to Schedule 13G/A filed with the SEC by the beneficial owner on January 24, 2023 reporting beneficial ownership as of December 31, 2022. BlackRock, Inc. possessed sole voting power over 7,778,565 common shares and sole dispositive power over 7,876,839 common shares.

(2)

The indicated ownership is based solely upon an amendment to Schedule 13G/A filed with the SEC by the beneficial owner on February 9, 2023 reporting beneficial ownership as of December 31, 2022. The Vanguard Group, Inc. possessed shared voting power over 31,684 common shares, sole dispositive power over 3,066,452 common shares and shared dispositive power over 68,142 common shares.

EXECUTIVE OFFICERS

The following table sets forth certain information about our current executive officers.

Executive Officers	Age(1)	Position	Recent Business Experience
David K. Holeman	59	Chief Executive Officer (January 2022 – present) Trustee (May 2022 – present)

Chief Financial Officer of Whitestone (2006 – January 2022); Chief Financial Officer of Hartman Management, our former advisor (2006); Vice President and Chief Financial Officer of Gexa Energy, a NASDAQ listed retail electricity provider (2004 – 2006); Controller and Chief Financial Officer of Houston Cellular Telephone Company (1994 – 2003). Mr. Holeman is a Certified Public Accountant and received a B.B.A. in Accounting from Abilene Christian University.

J. Scott Hogan	53	Chief Financial Officer (January 2022 – present)

Vice-President / Controller of Whitestone (2008 – January 2022); Controller, Gexa Energy, a NASDAQ listed retail electricity provider (2004 – 2008); SEC Reporting Manager, Stewart & Stevenson (2001 – 2004). Mr. Hogan is a Certified Public Accountant and received and B.B.A. with majors in Finance and Accounting from Stephen F. Austin State University.

Christine J. Mastandrea	57	Chief Operating Officer (January 2022 – present)

Executive Vice-President of Corporate Strategy of Whitestone (2013 – January 2022); Independent advisor to Whitestone (2006 – 2012). Chief Operating Officer of MDC Realty Corporation, a private investment company (1996 – present). Prior to joining Whitestone, Ms. Mastandrea worked in banking at Robert W. Baird & Co. and advised Whitestone on some of its highest priority projects, including Whitestone's IPO in 2010. She is also an adjunct professor at the Jones Graduate School of Business at Rice University.

Peter A. Tropoli	51	General Counsel (2019 – present) Corporate Secretary (2022-present)

Chief Operating Officer (2011-2018), Director (2014-2019), Corporate Secretary (2006-2011) and Senior Vice President – Administration, General Counsel (2001-2011, 2019) of Luby’s Inc., a NYSE listed retail restaurant operating company. Mr. Tropoli received a B.A. from the University of Texas at Austin and a J.D. from the University of Houston Law School.

Soklin “Michelle” Siv	49	Vice President of Human Resources (February 2022 – Present)

Director of Human Resources (2014 – February 2022); Human Resources Management at WellCare Health Plans (2008 – 2014) and The Home Depot (2004 – 2008). Ms. Siv received a B.S.B.A. from the University of Nebraska with a Major in Business Management.

(1)	As of March 31, 2023

TRUSTEE COMPENSATION

We use a combination of cash and share-based compensation to attract and retain qualified candidates to serve on the Board. In setting Board compensation, the Board considers the significant amount of time trustees expend in fulfilling their duties as well as the skill level it requires of members of the Board.

Our non-employee trustees are entitled to the following fees:

•	Annual retainer fee of $40,000
•	Independent Chairman fee of $17,500
•	Annual share grant - $60,000 grant date value
•	Annual committee fees of:
◦	Chair – Audit Committee - $15,000
◦	Chair – Compensation Committee - $13,000
◦	Chair – Nominating and Governance Committee - $10,000
◦	Member – Audit Committee - $12,000
◦	Member – Compensation Committee - $10,000
◦	Member – Nominating and Governance Committee - $6,000

The trustees may elect to receive the cash portion of their fees in our common shares, rather than in cash. The table below summarizes the compensation we paid to each non-employee trustee in 2022:

Name (1)	Fees Earned or Paid in Cash ($)(2)	Share Awards(3) ($)	Total ($)
Nandita V. Berry	60,553	60,005	120,558
Jeffrey A. Jones	65,000	60,005	125,005
Amy S. Feng	22,512	25,973	48,485
Paul T. Lambert	63,833	60,005	123,838
David F. Taylor	74,942	60,005	134,947

(1)

James C. Mastandrea, who served as our Chairman of the Board and Chief Executive Officer (“CEO”) until January 18, 2022, and David K. Holeman, who was appointed CEO on January 18, 2022, are not included in the table as they received no compensation for their services as a trustee in 2022. The compensation received by each of Messrs. Mastandrea and Holeman are included under “Executive Compensation – Summary Compensation Table” below.

(2)

On December 16, 2022, Ms. Feng and Mr. Taylor elected to receive a portion of their cash fees in shares.  Ms. Feng received 2,365 shares with a total grant date fair value of $22,512 and Mr. Taylor received 2,620 shares with a total grant date fair value of $24,942.  The shares vested immediately on issuance and the amounts represent the grant date fair value of shares awards measured in accordance with ASC Topic 718, utilizing the assumptions discussed in Note 15 to our audited financial statements for the year ended December 31, 2022 as included in our Annual Report.

(3)

On December 16, 2022, Ms. Berry and Messrs. Jones, Lambert and Taylor were awarded 6,303 common shares each, and Ms. Feng was awarded 2,728 common shares. The share awards vested immediately on issuance and the  amounts represent the grant date fair value of share awards measured in accordance with ASC Topic 718, utilizing the assumptions discussed in Note 15 to our audited financial statements for the year ended December 31, 2022 as included in our Annual Report.

PROPOSAL NO. 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

Dodd-Frank added Section 14A to the Exchange Act, which requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. At the 2017 annual meeting of our shareholders, our shareholders voted to approve an advisory resolution on the frequency of non-binding advisory votes to approve the compensation of our NEOs annually and our Board subsequently determined to hold a non-binding advisory vote to approve the compensation of our NEOs every year and we expect that, subject to the voting results of Proposal No. 3, the next Say-On-Pay vote will occur at the 2024 Annual Meeting of Shareholders.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our NEOs with the interests of our shareholders. Our compensation programs are designed to reward our NEOs for the achievement of long-term strategic and operational goals and the achievement of increased value for shareholders. Our 2008 Plan and 2018 Plan further align the interests of our NEOs with those of our shareholders, as the primary grants to our NEOs pursuant to the 2008 Plan and 2018 Plan provide for performance-based vesting of our shares.  We encourage you to carefully review the section of this proxy statement entitled “Compensation Discussion and Analysis” for additional details on our executive compensation program as well as the reasons and processes for how our Compensation Committee determined the structure and amounts of the 2022 compensation of our NEOs.

We are asking our shareholders to indicate their support for the compensation of our NEOs as set forth in this proxy statement.  Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting.

“RESOLVED, that the shareholders of Whitestone REIT approve, on a non-binding advisory basis, the compensation of Whitestone REIT’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, executive compensation tables and narrative discussion, as set forth in this proxy statement.”

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on us, the Board or the Compensation Committee. Nevertheless, the views expressed by our shareholders, whether through this vote or otherwise, are important to us and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

To be approved, Proposal No. 2 (advisory vote on executive compensation), must receive the affirmative vote of a majority of all votes cast at the Annual Meeting, whether in person (virtually) or by proxy (which means the votes cast “FOR” the proposal must exceed the votes cast “AGAINST” the proposal). For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining a quorum.

Our Board recommends that you vote “FOR” the approval, on a non-binding, advisory basis, of the compensation of our NEOs as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

2022 Named Executive Officers

The following executives are our 2022 named executive officers (the “NEOs”):

•	David K. Holeman, our current Chief Executive Officer
•	James C. Mastandrea, our former Chairman and Chief Executive Officer
•	Christine J. Mastandrea, our Chief Operating Officer
•	J. Scott Hogan, our Chief Financial Officer
•	Peter A. Tropoli, our General Council & Corporate Secretary
•	Soklin “Michelle” Siv, our Vice President of Human Resources

As described in last year’s proxy statement, Mr. Mastandrea was terminated by the Company for cause on January 18, 2022.

Say-On-Pay Results and Shareholder Engagement

Our Board and our Compensation Committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices. The Compensation Committee specifically considers the results from the annual shareholder advisory vote on executive compensation. At the 2022 annual meeting of shareholders, approximately 91% of the votes cast on the shareholder advisory vote on our executive compensation proposal were in favor of our executive compensation. We believe the results of the 2022 say-on-pay vote demonstrate continued strong shareholder support for our current compensation programs.

Our Performance - 2022

The information presented below demonstrates that our NEOs accomplished significant goals on behalf of our shareholders in 2022. We believe these results are due to the alignment between our NEOs’ interests and those of our shareholders through our executive compensation plans, including our 2008 Plan and our 2018 Plan, under which we predominantly issue performance-based equity grants. We believe the information in this Compensation Discussion and Analysis (“CD&A”) also demonstrates that our compensation program is commensurate with our growth and follows best practices in our industry.

In addition to the improving financial metrics shown above, we accomplished the following:

•

Reduced general and administrative expense ("G&A"). G&A expense was reduced by $4.6 million vs 2021, inclusive of $2.2 million in one-time benefit associated with forfeitures of outstanding restricted shares as a result of employee terminations during the first quarter of 2022.

•

Rewed line of credit and received investment grade credit rating.  We renewed and extended our credit facility in during the third quarter of 2022, and extended our maturities.  We also received an investment grade credit rating.

•	Capital recycling. We completed $36 million in dispositions at a blended cap rate of 5.6%.

FFO Per Share and Same Store NOI are financial measures that are not calculated pursuant to U.S. generally accepted accounting principles (“GAAP”). Please refer to APPENDIX A - NON-GAAP MEASURES for explanations and reconciliations of these metrics to their most comparable GAAP metric.

2022 Pay for Performance Decisions

The following table summarizes the decisions of the Compensation Committee in 2022 versus 2021. Our compensation philosophy is to pay at market median, with the majority of executive pay being aligned with our performance. When our performance and individual performance warrants, we may compensate above the market midpoint in variable pay components. Our independent compensation consultant analyzed the 2022 compensation changes vs. the peer group and concluded the named executive officers’ 2022 total actual compensation was at the 25th percentile of the peer group. Given the recent NEO transitions in early 2022, we expect the NEO 2022 total actual compensation to move to the 50th percentile over time.

Name	Base Salary ($)		Annual Cash Incentives ($)		Long-term Stock Incentives ($)		Total($)
	2022	2021	2022	2021	2022	2021	2022	2021
Mr. Holeman	445,000	405,000	578,500	435,375	649,992	700,800	1,673,492	1,541,175
Ms. Mastandrea	325,000	325,000	396,094	279,500	349,990	350,400	1,071,084	954,900
Mr. Hogan	280,000	204,000	227,500	100,000	300,002	280,320	807,502	584,320
Mr. Tropoli	300,000	240,000	243,750	100,000	300,002	303,680	843,752	643,680
Ms. Siv	230,000	135,700	186,875	100,000	200,001	116,800	616,876	352,500

In 2022, NEO's achieved six of the six 2022 annual cash incentive targets, and were eligible to receive his or her annual cash incentive award at 162.5% of the target amount based on the weighting of the individual targets. No amount was earned by our former CEO Mr. Mastandrea as he was not employed with us when the annual cash incentives were determinable and approved. The amount reflected in the 2022 Annual Cash Incentive column is expected to be paid in April 2023. Further discussion of the annual cash incentive targets and actions is contained in “Compensation Strategy and Philosophy.”

Summary of Our Compensation Practices

The Compensation Committee’s charter specifies its responsibility for establishing, implementing and continually monitoring our executive compensation programs.  Additionally, the Compensation Committee is responsible for the assessment of executive compensation relative to our performance, ensuring that the application of our compensation plans to specific executive incentive awards is justifiably appropriate, and making all compensation-related recommendations to our Board.

The material presented in this CD&A discusses (1) our executive compensation philosophy, strategy, process and procedures which are centered on a pay-for-performance philosophy and take into consideration the entrepreneurial approach required of our NEOs to build us and (2) all compensation components for our five NEOs, including a summary of the following:

•	our overall compensation programs and characteristics;
•	performance evaluation methodology and results;
•	compensation plans adopted; and
•	comparative market compensation assessment.

Compensation Best Practices that We Follow

Pay for Performance - We tie pay to performance. In 2022, 64% of our NEOs’ targeted pay was “at risk.”  We set clear financial goals for corporate performance and differentiate based on individual achievement. In establishing goals, we select performance metrics that drive both our short-term and long-term corporate strategy in accordance with our strategic plan.

Performance Based Long-Term Incentives - For our 2020, 2021 and 2022 awards, 50% of the grant vests based on relative TSR over a three-year performance period and 50% vests based on continued employment over three years. We believe this balance allows us to retain and attract key personnel and aligns those individuals with the interests of shareholders.

Formulaic Short-Term Incentives - 100% of the NEOs’ annual incentive awards are based on rigorous objectively-determinable company goals established and approved by the Compensation Committee.

Mitigate Undue Risk - We mitigate undue risk associated with compensation, including utilizing caps on potential payments, retention provisions, multiple performance targets, equity ownership guidelines and robust Board and management processes to identify risk.

Independent Compensation Consulting Firm - The Compensation Committee utilizes an independent compensation consulting firm, which provides no other services to us.
Minimal Perquisites - We provide minimal perquisites to our executive officers.

Regular Review of Share Utilization - Annually, we evaluate share utilization by reviewing overhang levels (dilutive impact of equity compensation on our shareholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares) to limit dilution to our shareholders while providing adequate market competitive compensation to employees.

Equity Ownership Guidelines - We require our trustees and NEOs to acquire and maintain prescribed levels of ownership of our shares in order to align their interests with those of our shareholders.
Review NEO Total Compensation - We compare the total compensation of our NEOs to that of our peers prior to making executive compensation decisions.
Negative Compensation Practices That We Do Not Follow
Excise Tax Gross-Ups upon Change in Control
Repricing of Underwater Options
Severance Multipliers Greater Than 3X
Automatic Share Reload (“Evergreen”) feature in Equity Incentive Plan

Compensation Strategy and Philosophy

Our corporate business model is based on the creation of Community Centered Properties® that are carefully tenanted and positioned to add value to the communities in which they are located. Our business model is entrepreneurial, involves a high degree of long-term planning, strategic thought and careful execution so that our properties effectively function as communities.

In allocating compensation, we believe the compensation of senior levels of management should be predominantly performance-based since these levels of management have the greatest ability to influence corporate performance. The table below summarizes the allocation of the 2022 compensation opportunity for our NEOs and all other executives based upon the three primary elements of compensation - base salary, annual cash incentive, and long-term incentives.

We generally aim to align with the market in each of the three pay elements as defined in our pay-for-performance philosophy.

The three elements of 2022 compensation are discussed in detail below.

Base Salary. The Compensation Committee's philosophy is to pay for performance, setting base salaries at the market median. Our independent compensation consultant analyzed the NEOs’ 2022 compensation compared to the peer group and concluded the NEOs’ 2022 base salaries were at the 25th percentile of the peer group.

		Base Salary ($)
Name	Title	2022	2021	% Change
David K. Holeman	CEO	445,000	405,000	10%
Christine J. Mastandrea	COO	325,000	325,000	0%
J. Scott Hogan	CFO	280,000	204,000	37%
Peter A. Tropoli	General Counsel & Corporate Secretary	300,000	240,000	25%
Soklin “Michelle” Siv	VP of Human Resources	230,000	135,700	69%

Annual Cash Incentive. Our NEOs are eligible to receive annual cash incentive awards under our annual incentive program (the "AIP"). The AIP provides an opportunity for employees to receive a short-term award based on the achievement of specified organization, operating and financial goals and objectives at the corporate level that are established by the Compensation Committee each year.

The 2022 target incentive opportunities granted to the NEOs under the AIP were as follows:

Executive	2022 Target Annual Incentive Award
David K. Holeman	80% of annual base salary, or $356,000
Christine J. Mastandrea	75% of annual base salary, or $243,750
J. Scott Hogan	50% of annual base salary, or $140,000
Peter A. Tropoli	50% of annual base salary, or $150,000
Soklin “Michelle” Siv	50% of annual base salary, or $115,000

The 2022 annual incentive performance objectives, weighting, targets, and the 2022 performance results under the AIP were as follows:

2022 Objective and Weighting		Multiple of Target
FFO Per Share (25%)
$1.04	Exceptional	2.00
$1.02	Stretch	1.50
$1.00	Target	1.00
$0.98	Low	0.50
2022 Performance Result - $1.03		1.50

Same Store NOI Growth % (25%)
6.00%	Exceptional	2.00
5.00%	Stretch	1.50
4.00%	Target	1.00
3.00%	Low	0.50
2022 Performance Result - 7.9%		2.00

Same Store Year End Occupancy (12.5%)
94.00%	Exceptional	2.00
93.00%	Stretch	1.50
92.00%	Target	1.00
91.00%	Low	0.50
2022 Performance Result - 93.7%		1.50

Acquisition Volume (12.5%)
$50.0 million	Exceptional	2.00
$37.5 million	Stretch	1.50
$25.0 million	Target	1.00
$20.0 million	Low	0.50
2022 Performance Result - $27.4 million		1.00

G&A as a % Revenue Including Pro Rata Share of Real Estate Partnership (12.5%)
13.25%	Exceptional	2.00
13.50%	Stretch	1.50
13.75%	Target	1.00
14.00%	Low	0.50
2022 Performance Result - 12.32%		2.00

Ratio of Net Debt/Pro Forma EBITDAre (12.5%)
7.7X	Exceptional	2.00
7.8X	Stretch	1.50
7.9X	Target	1.00
8.0X	Low	0.50
2022 Performance Result - 7.8X		1.50

2022 Overall Performance Result		162.5%

We achieved a weighted multiple of 162.5% based on the results of the six individual targets above.

Long-Term Equity Incentive Ownership Plan. Our 2008 Long-Term Equity Incentive Ownership Plan (as amended, the “2008 Plan”) expired on July 29, 2018, and our 2018 Long-Term Equity Incentive Ownership Plan (the “2018 Plan”) became effective on July 30, 2018. Our 2018 Plan provides for equity-based grants of incentive compensation to our NEOs and other employees and provides an opportunity for our employees to receive grants of equity that vest over time or upon the achievement of long-term goals that create incremental value for us and our shareholders. Our 2018 Plan is designed to encourage entrepreneurship and align the interests of our NEOs and employees with our long-term strategy. The Compensation Committee considers these awards to be the most important component of total compensation and key retention of participants because they encourage participants to think and act like owners. Our independent compensation consultant analyzed the 2022 compensation compared to the peer group and concluded that the grant date fair value of our NEOs’ 2022 target long-term incentive awards were between the 25th and 50th percentile of our peer group.

•

For 2022, 50% of each NEO’s restricted common share units granted under the 2018 Plan vest based on our TSR relative to that of the peer group defined in the award agreements over a three-year performance period from January 1, 2022 through December 31, 2024 (the “TSR Units”). At the end of the performance period, the number of common shares awarded will be a multiple of the number of units granted based on our ranking in the peer group (the “TSR Peer Group Ranking”) as shown in the table below. Continued employment is required through the end of the performance period.

•

The remaining 50% of each NEO’s restricted common share units granted in 2022 under the 2018 Plan vest based on continued employment over three years. Vesting occurs annually over the three years in equal increments on June 30, 2023, 2024 and 2025 (the “Time-Based Units”).

The TSR Unit vesting schedule is as follows:

TSR Unit Vesting Schedule
Three Year Relative TSR Performance Rank	Multiple
90th	2.0
75th	1.5
50th	1.0
35th	0.5
Less than 35th	0.0

The following table illustrates the total grant date fair value of the Time-Based Units and TSR Units:

	2022 Annual Incentive Equity Grants
Name	Number of Time-Based Units (#)	Grant Date Fair Value of Time-Based Units (1) ($)	Target Number of TSR Units (#)	Grant Date Fair Value of TSR Units (1) ($)	Total Grant Date Fair Value of Stock Awards(1) ($)
David K. Holeman	27,449	272,843	27,449	377,149	649,992
Christine J. Mastandrea	14,780	146,913	14,780	203,077	349,990
J. Scott Hogan	12,669	125,930	12,669	174,072	300,002
Peter A. Tropoli	12,669	125,930	12,669	174,072	300,002
Soklin “Michelle” Siv	8,446	83,953	8,446	116,048	200,001

(1)

The grant date fair value for each Time-Based Unit of $9.94 was determined in accordance with ASC Topic 718, utilizing the assumptions discussed in Note 15 to our audited financial statements for the year ended December 31, 2022 as included in our 2022 Annual Report filed with the SEC on March 8, 2023. The grant date fair value for each TSR Unit of $13.74 was determined using the Monte Carlo simulation method and is being recognized as share-based compensation expense ratably from the June 30, 2022 grant date to the end of the performance period, December 31, 2024. The Monte Carlo simulation model utilizes multiple input variables that determine the probability of satisfying the market condition stipulated in the award grant and calculates the fair value of the award. Expected volatilities utilized in the model were estimated using a historical period consistent with the performance period of approximately three years. The risk-free interest rate was based on the United States Treasury rate for a term commensurate with the expected life of the grant.

Compensation Objectives

Objective	Compensation Elements Designed to Meet Objective
Compensation should be linked to performance.	A significant portion of each NEO's pay opportunity relates to the performance-based awards granted pursuant to the 2018 Plan, which will vest based on achievement of performance targets.
Compensation should be fair and competitive.

We believe that our compensation is fair and competitive and generally aligns at the 25th percentile of our peer group. Over time we expect to align with the 50th percentile. A significant portion of our NEOs’ compensation is at risk and is expected to be in the form of long-term awards.

Executive share ownership is required.

Our long-term incentive award program is a key means by which executives are rewarded for financial performance. As the awards vest, we expect our executives will retain a significant number of their vested shares in accordance with our share ownership guidelines. As of December 31, 2022, all NEOs had satisfied the share ownership guidelines.

The Compensation Committee and the Board exercise independent judgment.

On behalf of our shareholders, the Compensation Committee and the Board ensure that executive compensation is appropriate and effective, and that all assessments, engagement of advisors, analysis, discussion, rationale and decision making are through the exercise of independent judgment.

Roles and Responsibilities in Compensation Decisions

The Compensation Committee is specifically responsible for compensation decisions related to our CEO. The Compensation Committee reviews, assesses and approves recommendations from our CEO regarding any determination of base salary and annual cash incentives to all other officers, including the other NEOs. The Compensation Committee’s philosophy and strategy and the programs adopted by our Board establish the general parameters within which our CEO recommends compensation for the other NEOs.

David K. Holeman, our Chief Executive Officer, annually reviews the performance of our other officers. The conclusions reached and recommendations made based on these reviews, including base salary adjustments as well as annual cash incentives, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended salary adjustment and/or annual cash incentive award.

The Compensation Committee also evaluates the performance of our NEOs and performs an assessment of market compensation for the NEOs and the general market conditions as related to compensation policy and practices in the industry and among our competitors. This information is used by the Compensation Committee to review our current pay programs and levels and to address questions related to effective compensation plans and associate retention.

Setting Executive Compensation

Based on the strategy and philosophy and the objectives described above, the Compensation Committee has structured our annual and long-term executive compensation programs to motivate and reward executive officers in the achievement of our business goals.

As a part of the compensation decision making process, the Compensation Committee compares each element comprising total compensation for our NEO positions against similar positions in a peer group of other REITs (the “Compensation Peer Group”). The Compensation Committee used the SEC filings of the Compensation Peer Group to assist it in considering compensation for our NEOs. Among other items, the SEC filings provide company specific, sector specific and position specific compensation information including base salary, total annual cash compensation and long-term compensation. The Compensation Committee relied on this data to provide it with relevant market compensation data for our NEOs compared to the Compensation Peer Group in order to make compensation decisions for our NEOs. The Compensation Peer Group, which was analyzed and updated in 2022 by the Compensation Committee, consists of companies with whom we believe we compete for talent, investment opportunities, and shareholder investment dollars.

In determining the appropriate Compensation Peer Group for 2022, the Compensation Committee utilized its compensation consultant to conduct a comprehensive analysis of the public market to identify peer companies. As part of that review, we used the following criteria:

•	Public real estate companies structured as equity REITs that own, invest, manage and develop real estate assets similar to us through an integrated and self-managed operating platform,
•	Companies listed and headquartered in the United States
•	Companies in a similar industry (Retail REITs, Office REITs, Diversified REITs, Healthcare REITs, and Residential REITs
•	Geographic proximity
•

Companies with similar financial metrics. Specifically, we looked for companies with financial metrics that were within a range of 50% to three times our market capitalization, total assets, annual revenue and EBITDA.

We also reviewed the one-year and three-year TSR to exclude any poor performers who appear to be financially struggling (large negative TSR, large negative EBITDA, oversized debt to market capitalization, etc.).

Additionally, we analyzed the Institutional Shareholder Services (“ISS”) selected peer group and the SNL US Shopping Center Index to further identify any potential REITs that could be similar in financial size, retail sector and performance.

We compete with many companies for experienced executives, and the Compensation Committee generally benchmarked compensation for the NEOs against the compensation paid to similarly situated executives of the companies in the Compensation Peer Group. Variations may be expected based on relative experience levels, market factors, and circumstances particular to us.

A total of 15 public companies were used in the Compensation Committee analysis for 2022 and are listed below. All numbers are shown in millions and are as of January 31, 2023 based on the most recent public filings.

Company Name	Ticker	Assets (1)	Revenue (1)	Market Cap (2)	EBITDA(1)	1-Yr TSR (3)	3-Yr TSR (3)
Acadia Realty Trust	AKR	$ 4,363	$ 282	$ 1,475	$ 139	-18%	-31%
Retail Opportunity Investments Corp.	ROIC	$ 3,002	$ 306	$ 1,971	$ 188	-12%	3%
InvenTrust Properties Corp.	IVT	$ 2,543	$ 239	$ 1,677	$ 130	-5%	129%
Armada Hoffler Properties, Inc.	AHH	$ 2,188	$ 372	$ 859	$ 125	-4%	-19%
Centerspace	CSR	$ 2,039	$ 247	$ 1,019	$ 118	-26%	3%
RPT Realty	RPT	$ 1,983	$ 224	$ 893	$ 109	-13%	-15%
Saul Centers, Inc.	BFS	$ 1,810	$ 244	$ 1,023	$ 155	-9%	3%
City Office REIT, Inc.	CIO	$ 1,584	$ 176	$ 391	$ 102	-41%	-12%
Getty Realty Group	GTY	$ 1,489	$ 162	$ 1,703	$ 136	30%	36%
NETSTREIT Corp.	NTST	$ 1,474	$ 87	$ 1,105	$ 58	-7%	-
Clipper Realty Inc.	CLPR	$ 1,229	$ 128	$ 113	$ 55	-20%	-23%
Urstadt Biddle Properties Inc.	UBA	$ 997	$ 144	$ 692	$ 83	1%	-4%
CTO Realty Growth Inc.	CTO	$ 846	$ 84	$ 449	$ 47	8%	45%
One Liberty Properties, Inc.	OLP	$ 767	$ 86	$ 508	$ 50	-15%	11%
BRT Apartments Corp.	BRT	$ 744	$ 95	$ 397	$ 56	-1%	44%

WHITESTONE REIT	WSR	$ 1,100	$ 138	$ 514	$ 75	7%	-7%

25th Percentile		$ 997	$ 95	$ 449	$ 56	-18%	-16%
50th Percentile		$ 1,804	$ 176	$ 893	$ 109	-9%	3%
75th Percentile		$ 2,188	$ 247	$ 1,475	$ 136	-1%	38%

Whitestone REIT Percentile Rank		28%	35%	31%	35%	86%	38%

(1)	Trailing last 12 months as of latest 10-Q filing; assets as of September 30, 2022.
(2)	As of January 31, 2023.
(3)	Source: S&P Global.

The Compensation Committee will continue to review a variety of information, including that provided by compensation consultants, as necessary, in the future to determine the appropriate level and mix of incentive compensation including benchmarking total NEO compensation to the peer group. See “2022 Pay for Performance Decisions.”

Compensation Related Risk Management

Our incentive compensation programs are largely tied to objectively determinable financial and operating results and by the behavior and decisions of management. As a part of compensation administration, the Compensation Committee must take an oversight role to monitor the actions of management to ensure that the incentive programs are not creating an environment of excessive risk taking which could be detrimental to shareholders. This “risk management” aspect of the Compensation Committee's responsibility is an evolving duty and focus. The Compensation Committee has reviewed the elements of compensation to determine whether they encourage excessive risk taking and concluded that any risks arising from our compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on us. The Compensation Committee has also taken certain steps to establish policies and procedures, including limits on expenditures and a robust Board-level Investment Committee approval process, which we believe are likely to limit and manage the risk of management actions as well as measure and monitor business activities that can indicate risk and risk management needs. The combined experience of our NEOs, the length of time they have worked together, and our relatively small size at this time makes these risk management policies easier to manage. However, as we grow, the Compensation Committee will consider and adopt policies as needed to continue to ensure that decisions associated with incentive compensation opportunity do not exceed our intended risk level.

Employment and Change in Control Agreements

On May 23, 2022, based on the recommendation of the Compensation Committee and approval of the Board, we entered into severance and change in control agreements with each of David K. Holeman, Chief Executive Officer, J. Scott Hogan, Chief Financial Officer, Christine Mastandrea, Chief Operating Officer, Peter A. Tropoli, General Counsel and Corporate Secretary, and Soklin "Michelle" Siv, Vice President of Human Resources.

These agreements are designed to compensate the NEOs in the event of a termination or change in control. A more complete description of the severance and change in control agreements is set forth under “Executive Compensation - Employment Agreements and Payments Upon Change in Control.” We believe that these agreements will help us to retain executives who are essential to our long-term success, and that the terms of these agreements are consistent with the practices of our peer companies.

Perquisites and Other Personal Benefits

We provide our NEOs with benefits and other personal perquisites that we deem reasonable and consistent with our overall compensation program. Such benefits enable us to attract and retain superior employees for key positions. The Compensation Committee periodically reviews our overall compensation program and specific perquisites provided to the NEOs.

Chief Executive Officer Compensation and Employee Compensation and Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and in accordance with Item 402(u) of Regulation S-K, we have estimated the ratio between the total annual compensation of our CEO and the median of the annual total compensation of all employees (excluding the CEO). We identified the representative “median employee” based on the taxable compensation of all full-time, part-time and temporary employees employed by us on December 31, 2022, then we calculated the median employee’s compensation using the same methodology we use for our NEOs as set forth in the “Total” column in the Summary Compensation Table below. This is the same methodology we used for the 2021 pay ratio. As permitted by SEC rules, we used Mr. Holeman's annual total compensation as he was the CEO serving on that we identified our median employee. December 31, 2022. We believe the CEO pay ratio information set forth below constitutes a reasonable estimate, calculated in a manner consistent with the applicable SEC rules and applicable guidance.

For the fiscal year ended December 31, 2022, Mr. Holeman had annual total compensation of $1,688,205 and our median employee had annual total compensation of $92,258. Therefore, we estimate that the ratio between the annual total compensation of our CEO to the annual total compensation of our median employee is approximately 18 to 1.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently composed of Messrs. Jones, Lambert and Taylor, with Mr. Lambert serving as chair. None of the members of the Compensation Committee during 2022 or previously served as an officer or employee for us and none of our executive officers has served on the board of directors or compensation committee of any company whose executive officers served on the Compensation Committee or our Board.

Compensation Consultant

To support the Compensation Committee in fulfilling its duties, the Compensation Committee directly retained an external compensation consultant to assist with its design and evaluation of compensation for our executive officers and trustees. Pursuant to its charter, the Compensation Committee shall retain, as deemed necessary or appropriate by the Compensation Committee, any compensation consultant, independent legal counsel or other compensation advisor and shall approve the advisor’s fees and other retention terms.

In January 2022, the Compensation Committee retained NFP Compensation Consultants (“NFP”) to provide executive officer and trustee compensation consulting services. During fiscal year 2022, NFP did not provide any additional services to us or our affiliates.

Based upon and following receipt of the advice of NFP, the Compensation Committee reviewed and approved our goals and objectives relevant to CEO and executive compensation and the compensation payable to our CEO and other executive officers for fiscal year 2022.

As required by its charter and by the NYSE listing standards, the Compensation Committee performed an independence assessment of NFP and determined that NFP should be considered independent based on the following factors:

•	NFP has not provided and will not provide any other services to us other than compensation consulting services.
•	The fees paid to NFP by us were less than 1% of NFP's total revenue for the year.
•	NFP has developed and provided to us their Conflict of Interest Policy.
•	There are no business or personal relationships between NFP and any member of the Compensation Committee or any of our executive officers.

Accordingly, the Compensation Committee determined that the services provided by NFP to the Compensation Committee did not give rise to any conflicts of interest.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K.

Respectfully submitted, Whitestone REIT Compensation Committee Paul T. Lambert, Chair Jeffrey A. Jones David F. Taylor

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent specifically incorporated by reference therein.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid by us to each of our NEOs in 2020, 2021 and 2022.

		Salary	Bonus	Share Awards		Non-equity Incentive Plan Compensation (4)	All Other Compensation		Total
Name and Principal Position	Year	($)	($)	($)		($)	($)		($)
David K. Holeman	2022	434,231	-	649,992	(1)	578,500	25,482	(5)	1,688,205
Current Chief Executive Officer (8)	2021	405,000	-	700,800	(2)	435,375	24,277	(5)	1,565,452
	2020	375,000	-	853,500	(3)	375,000	21,919	(5)	1,625,419
James C. Mastandrea	2022	62,694	-	-		-	7,895	(6)	70,589
Former Chief Executive Officer (9)	2021	650,000	-	1,401,600	(2)	-	37,970	(6)	2,089,570
	2020	600,000	-	1,707,000	(3)	750,000	31,683	(6)	3,088,683
Christine J. Mastandrea	2022	325,000	-	349,990	(1)	396,094	10,675	(7)	1,081,759
Current Chief Operating Officer (10)	2021	325,000	-	350,400	(2)	279,500	10,150	(7)	965,050
	2020	300,000	-	426,750	(3)	240,000	9,975	(7)	976,725
J. Scott Hogan	2022	259,539	-	300,002	(1)	227,500	10,601	(7)	797,642
Chief Financial Officer(11)

Peter A. Tropoli	2022	283,846	-	300,002	(1)	243,750	-		827,598
General Council
& Corporate Secretary(12)
Soklin “Michelle” Siv	2022	204,612	-	200,001	(1)	186,875	10,601	(7)	602,089
Vice President of Human Resources(13)

(1)

Represents the grant date fair value of 27,449, 12,669, 12,669, 14,780 and 8,446 TSR Units granted to Messrs. Holeman, Hogan and Tropoli and Ms. Mastandrea and Siv, respectively, and 27,449, 12,669, 12,669, 14,780 and 8,446 Time-Based Units granted to Messrs. Holeman, Hogan and Tropoli and Ms. Mastandrea and Siv, respectively. The grant date fair values disclosed in the table were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic 718, “Compensation-Stock Compensation,” utilizing the assumptions discussed in Note 15 to our audited financial statements for the year ended December 31, 2022 as included in our 2022 Annual Report filed with the SEC on March 8, 2023 and are based on performance at target. The Time-Based Units were granted under the 2018 Plan in 2022, the vesting of which is contingent upon the passage of time and vest in equal installments on June 30, 2023, 2024 and 2025. Maximum performance under the TSR Units would result in an additional grant date fair value of $377,149, $174,072, $174,072, $203,077 and $116,048 to Messrs. Holeman, Hogan, and Tropoli and Ms. Mastandrea and Ms. Siv, respectively.

(2)

Represents the grant date fair value of 60,000, 120,000 and 30,000 TSR Units granted to Messrs. Holeman and Mastandrea, and Ms. Mastandrea, respectively, and 60,000, 120,000, and 30,000 Time-Based Units granted to Messrs. Holeman and Mastandrea, and Ms. Mastandrea, respectively. The grant date fair values disclosed in the table were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic 718, “Compensation-Stock Compensation,” utilizing the assumptions discussed in Note 15 to our audited financial statements for the year ended December 31, 2021 as included in our 2021 Annual Report filed with the SEC on March 11, 2022 and are based on performance at target. The Time-Based Units were granted under the 2018 Plan in 2021, the vesting of which is contingent upon the passage of time and vest in equal installments on June 30, 2022, 2023 and 2024.  Maximum performance under the TSR Units would result in an additional grant date fair value of $250,200, $500,400,  and $125,100 to Messrs. Holeman and Mastandrea, and Ms. Mastandrea, respectively.

(3)	Represents the grant date fair value of 75,000, 150,000 and 37,500 TSR Units granted to Messrs. Holeman and Mastandrea, and Ms. Mastandrea, respectively, and 75,000, 150,000 and 37,500 Time-Based Units granted to Messrs. Holeman and Mastandrea, and Ms. Mastandrea, respectively. The grant date fair values disclosed in the table were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic 718, “Compensation-Stock Compensation,” utilizing the assumptions discussed in Note 15 to our audited financial statements for the year ended December 31, 2020 as included in our 2020 Annual Report filed with the SEC on March 8, 2021 and are based on performance at target. The Time-Based Units were granted under the 2018 Plan in 2020, the vesting of which is contingent upon the passage of time and vest in equal installments on July 31, 2021, 2022 and 2023. Maximum performance under the TSR Units would result in an additional grant date fair value of $416,250, $832,500 and $208,125 to Messrs. Holeman and Mastandrea, and Ms. Mastandrea, respectively.

(4)	Represents annual incentive compensation earned in 2022, 2021 and 2020 under the AIP by each executive.

(5)	Represents (a) $14,127, $14,127 and $11,944 in incremental cost of our automobiles not used exclusively for business purposes for David K. Holeman for the years of 2022, 2021 and 2020, respectively, and (b) $10,675, $10,150 and $9,975 in matching contributions under our 401(k) plan for David K. Holeman for the years of 2022, 2021 and 2020, respectively.

(6)	Represents (a) $1,769, $21,229 and $20,179 in incremental cost of our automobiles not used exclusively for business purposes for James C. Mastandrea for the years of 2022, 2021 and 2020, respectively, (b) $3,762, $10,958 and $9,975 in matching contributions under our 401(k) plan for James C. Mastandrea for the years of 2022, 2021 and 2020, respectively, and (c) $2,364, $5,784, and $1,530 in incremental health insurance costs for James C. Mastandrea for the years of 2022, 2021, and 2020, respectively.

(7)	Represents matching contributions under our 401(k) plan.

(8)	Mr. Holeman was appointed as our Chief Executive Officer on January 18, 2022. Prior to his appointment of Chief Executive Officer, Mr. Holeman served as Chief Financial Officer.

(9)	Mr. Mastandrea, our former CEO, was terminated, for cause, on January 18, 2022. As a result, Mr. Mastandrea was not eligible to receive annual incentive compensation and equity grants in 2022.

(10)	Ms. Mastandrea was appointed as our Chief Operating Officer on February 9, 2022. Prior to her appointment of Chief Operating Officer, Ms. Mastandrea served as Vice President of Corporate Strategy.

(11)	Mr. Hogan was appointed as our Chief Financial Officer on January 18, 2022. Prior to his appointment of Chief Financial Officer, Mr. Hogan served as Vice President and Controller.

(12)	Mr. Tropoli was appointed as our General Counsel & Corporate Secretary on February 9, 2022. Prior to his appointment of General Counsel & Corporate Secretary, Mr. Tropoli served as General Counsel.

(13)	Ms. Siv was appointed as our Vice President of Human Resources on February 9, 2022. Prior to her appointment of Vice President of Human Resources, Ms. Siv served as Director of Human Resources.

Grants of Plan Based Awards

The following table sets forth information with respect to award opportunities granted to each NEO under the AIP, and the Time-Based Units and TSR Units granted to each NEO during the year ended December 31, 2022.

			Estimated Future Payouts Under Non-equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares or	Grant Date Fair Value of Stock
Name	Grant Date	Description	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (3) (#)	Awards (4) ($)
David K.		AIP	178,000	356,000	712,000
Holeman	6/30/2022	Time-Based Units							27,449	272,843
	6/30/2022	TSR Units				13,725	27,449	54,898		377,149
Christine J.		AIP	121,875	243,750	487,500
Mastandrea	6/30/2022	Time-Based Units							14,780	146,913
	6/30/2022	TSR Units				7,390	14,780	29,560		203,077
J. Scott		AIP	70,000	140,000	280,000
Hogan	6/30/2022	Time-Based Units							12,669	125,930
	6/30/2022	TSR Units				6,335	12,669	25,338		174,072
Peter A. Tropoli		AIP	75,000	150,000	300,000
	6/30/2022	Time-Based Units							12,669	125,930
	6/30/2022	TSR Units				6,335	12,669	25,338		174,072
Soklin		AIP	57,500	115,000	230,000
“Michelle” Siv	6/30/2022	Time-Based Units							8,446	83,953
	6/30/2022	TSR Units				4,223	8,446	16,892		116,048
James C.		AIP
Mastandrea (5)		Time-Based Units
		TSR Units

(1)	Non-equity incentive plan awards are short-term incentives that may be earned under the AIP. The NEOs achieved the annual cash incentives in 2022 at 162.5% of the Target level.

(2)

Represents restricted common share units corresponding to a three-year performance period, FY 2022 - FY 2024. The NEOs may earn 50% of the Target award upon attainment of the Threshold performance and up to 200% of the Target award upon attainment of Maximum performance. Performance outcomes will be determined following the conclusion of the performance period. No dividend equivalents will be applied to the actual number of shares earned.

(3)

Represents time-based restricted common share units granted under the 2018 Plan in 2022 that could be earned based on continued employment over a three-year period and vest in equal installments on June 30, 2023, 2024 and 2025.

(4)

Amounts represent the grant date fair value of share awards measured in accordance with ASC Topic 718, utilizing the assumptions discussed in Note 15 to our audited financial statements for the year ended December 31, 2022 as included in our 2022 Annual Report filed with the SEC on March 8, 2023.

(5)	On account of Mr. Mastandrea's termination, he was not eligible to receive an AIP and did not receive grants of Time-Based Units or TRS Units during 2022.

The material terms of the NEO's employment agreements are described below in the section entitled “Potential Payments Upon Termination or Change in Control.” For a discussion of the material terms of the annual incentive and stock awards reflected in the Summary Compensation and Grants of Plan Based Awards tables, as well as a description of the amount of salary and annual incentive opportunities in proportion to total compensation, see the discussion above in the section entitled “Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year End 2022

The following table sets forth certain information with respect to unvested share and unit awards held by each NEO as of December 31, 2022.

		Share Awards
		Shares or Units of Stock that Have Not Vested (1)		Equity Incentive Plan Awards: Unearned Shares or Units that Have Not Vested (2)
Name	Grant Date	Number (#)	Market Value ($) (3)	Number (#)	Market Value ($) (3)
David K. Holeman	6/30/2022	27,449	264,608	27,449	264,608
	6/30/2021	40,000	385,600	60,000	578,400
	7/31/2020	25,000	241,000	—	—
	9/30/2017	—	—	150,000	1,446,000
Christine J. Mastandrea	6/30/2022	14,780	142,479	14,780	142,479
	6/30/2021	20,000	192,800	30,000	289,200
	7/31/2020	12,500	120,500	—	—
	9/30/2017	—	—	100,000	964,000
J. Scott Hogan	6/30/2022	12,669	122,129	12,669	122,129
	6/30/2021	16,000	154,240	24,000	231,360
	7/31/2020	10,000	96,400	—	—
	9/30/2017	—	—	50,000	482,000
Peter A. Tropoli	6/30/2022	12,669	122,129	12,669	122,129
	6/30/2021	17,333	167,090	26,000	250,640
	7/31/2020	8,334	80,340	—	—
Soklin “Michelle” Siv	6/30/2022	8,446	81,419	8,446	81,419
	6/30/2021	6,667	64,270	10,000	96,400
	7/31/2020	4,166	40,160	—	—
	9/30/2017	—	—	15,000	144,600
James C. Mastandrea (4)

(1)	Represent time-based restricted common share unit awards that vest as follows:

•        Grant Date: June 30, 2022 - vest in equal installments on June 30, 2023, 2024 and 2025

•        Grant Date: June 30, 2021 - vest in equal installments on June 30, 2023 and 2024

•        Grant Date: July 31, 2020 - vest on July 31, 2023

(2)	The following table provides the vesting schedules of unearned performance-based restricted common share unit grants outstanding as of December 31, 2022:

Grant Date	Outstanding Vesting Dates
6/30/2022

Performance period ending December 31, 2024. The number of restricted common share units reported is based on achievement of target performance. Cumulative performance to date, as of the last completed fiscal year, is at the 150% threshold.

6/30/2021

Performance period ending December 31, 2023. The number of restricted common share units reported is based on achievement of target performance. Cumulative performance to date, as of the last completed fiscal year, is at the 50% the threshold.

9/30/2017	Represents restricted common share units that only vest immediately prior to the consummation of a Change in Control (as defined in the 2008 Plan) that occurs before September 30, 2024.

(3)	Market values are based on the closing price of our common shares of $9.64 per share on December 31, 2022.

(4)

In connection with Mr. Mastandrea's termination with cause, and consistent with the terms of his existing employment agreement, Mr. Mastandrea is not entitled to receive any additional compensation or benefits and the tables and summaries in this proxy statement are included to comply with the Company's disclosure obligations but will have no force or effect given that Mr. Mastandrea was terminated for cause.  Mr. Mastandrea's previously granted unvested awards were forfeited upon his termination.

Stock Awards Vested in 2022

The following table sets forth information with respect to shares and common share units vested during the year ended December 31, 2022.

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
David K. Holeman	59,895	655,871
Christine J. Mastandrea	29,712	325,404
J. Scott Hogan	23,487	257,285
Peter A. Tropoli	22,000	228,650
Soklin “Michelle” Siv	10,166	111,285
James C. Mastandrea (1)	—	—

(1)	Represents shares vested on June 30, 2022, July 31, 2022 and October 14, 2022.

(2)	Based on the closing price of our common shares of $10.75, $11.23 and $8.38 on June 30, 2022, July 29, 2022 and October 14, 2022, respectively.

(3)	On account of Mr. Mastandrea's termination, he was not entitled to receive vested stock under previously granted awards.

Potential Payments Upon Termination or Change in Control

The following tables summarize the compensation that would have been payable to Messrs. Holeman, Hogan, and Tropoli and Ms. Mastandrea and Ms. Siv, respectively, if their employment had terminated on December 31, 2022 without “cause” or for “good reason” (each, as defined in the Employment Agreements), and for each other NEO if such NEO’s employment had terminated on December 31, 2022 without “cause” or for “good reason” (each, as defined in the Change in Control Agreements) within two years following a Change in Control. The tables also summarize the compensation that would have been payable to each NEO if his or her employment had terminated due to death or disability, or, upon change in control without termination. Due to the number of factors that affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be different. The below disclosure does not include any amounts for equity awards or other compensation changes made subsequent to December 31, 2022.

Involuntary Termination Without Cause or Termination with Good Reason

	Salary (1)	AIP (2)	Continuation of Benefits (3)	Value of Unvested Restricted Stock Unit Awards (4)	Total
Name	($)	($)	($)	($)	($)
David. K. Holeman	667,500	1,647,938	16,327	1,866,526	4,198,291
Christine J. Mastandrea	325,000	941,292	5,184	958,698	2,230,174
J. Scott Hogan	280,000	391,250	15,550	787,328	1,474,128
Peter A. Tropoli	300,000	415,625	15,550	803,398	1,534,573
Soklin “Michelle” Siv	230,000	330,313	5,184	404,379	969,876

Involuntary Termination Without Cause or Termination with Good Reason Following a Change in Control

	Salary (5)	AIP (6)	Continuation of Benefits (7)	Value of Unvested Restricted Stock Unit Awards (8)	Total
Name	($)	($)	($)	($)	($)
David. K. Holeman	1,112,500	2,110,896	27,212	3,312,526	6,563,134
Christine J. Mastandrea	487,500	1,093,891	7,775	1,922,698	3,511,864
J. Scott Hogan	420,000	473,125	23,325	1,269,328	2,185,778
Peter A. Tropoli	450,000	501,563	23,325	803,398	1,778,286
Soklin “Michelle” Siv	345,000	402,031	7,775	548,979	1,303,785

(1)	Amount equal to 1.5 times annual salary for Mr. Holeman, and 1 times annual salary for Ms. Mastandrea, Ms. Siv and Messrs. Hogan and Tropoli in each case as of December 31, 2022.

(2)

Amount based on the average annual incentive awards for 2022, 2021 and 2020, equal to 1.5 times the average for Mr. Holeman plus the 2022 annual incentive award earned, but not paid, and 1 times the average Ms. Mastandrea, Ms. Siv and Messrs. Hogan and Tropoli, plus the 2022 annual incentive award earned, but not paid. For Mr. Holeman and Ms. Mastandrea, also includes retention awards of $375,000 and $240,000, respectively, which are payable on March 15, 2025 subject to continued employment through December 31, 2024. In the event of an Involuntary Termination Without Cause or Termination with Good Reason prior to December 31, 2024, they are fully payable within 60 days of the termination date.

(3)	Amount based on continuation of medical benefits for 18 months for Mr. Holeman and 12 months for Ms. Mastandrea, Ms. Siv and Messrs. Hogan and Tropoli in each case as of December 31, 2022.

(4)

The value of the restricted shares and restricted common share units is based on the closing price of our common shares on December 31, 2022, of $9.64 per share, assuming full release of all restrictions, including all performance conditions with the exception of the change of control shares awarded from the 2008 Plan. TSR Units vest at the higher of 100% or performance achieved as of December 31, 2022. The TSR Units granted in 2022 were value at a 150% conversion factor as of December 31, 2022.

(5)	Amount equal to 30 months of base salary for Mr. Holeman, and 18 months of base salary for Ms. Mastandrea, Ms. Siv and Messrs. Hogan and Tropoli in each case as of December 31, 2022.

(6)

Amount based on the average annual incentive awards for 2022, 2021 and 2020, equal to 2.5 times the average for Mr. Holeman plus the 2022 annual incentive award earned, but not paid, and 1.5 times the average Ms. Mastandrea, Ms. Siv and Messrs. Hogan and Tropoli plus the 2022 annual incentive award earned, but not paid. For Mr. Holeman and Ms. Mastandrea, also includes retention awards of $375,000 and $240,000, respectively, which are payable on March 15, 2025 subject to continued employment through December 31, 2024. In the event of an Involuntary Termination Without Cause or Termination with Good Reason prior to December 31, 2024, they are fully payable within 60 days of the termination date.

(7)	Amount based on continuation of medical benefits for 30 months for Mr. Holeman and 18 months for Ms. Mastandrea, Ms. Siv and Messrs. Hogan and Tropoli in each case as of December 31, 2022.

(8)

The value of the restricted shares and restricted common share units is based on the closing price of our common shares on December 31, 2022, of $9.64 per share, assuming full release of all restrictions, including all performance conditions and the change of control shares awarded from the 2008 Plan. TSR Units vest at the higher of 100% or performance achieved as of December 31, 2022. The TSR Units granted in 2022 were value at a 150% conversion factor as of December 31, 2022.

Change in Control without Termination

	Salary	AIP	Continuation of Benefits	Value of Unvested Restricted Stock Unit Awards (1)	Total
Name	($)	($)	($)	($)	($)
David K. Holeman	—	—	—	3,180,217	3,180,217
Christine J. Mastandrea	—	—	—	1,851,458	1,851,458
J. Scott Hogan	—	—	—	1,208,258	1,208,258
Peter A. Tropoli	—	—	—	742,328	742,328
Soklin “Michelle” Siv	—	—	—	508,269	508,269

(1)

The value of the restricted shares and restricted common share units is based on the closing price of our common shares on December 31, 2022, of $9.64 per share, assuming full release of all restrictions, including all performance conditions and the change of control shares awarded from the 2008 Plan. The amount is based on achievement of Target level.

Death or Disability

	Salary	AIP (1)	Continuation of Benefits	Value of Unvested Restricted Stock Unit Awards (2)	Total
Name	($)	($)	($)	($)	($)
David K. Holeman	—	375,000	—	1,734,217	2,109,217
Christine J. Mastandrea	—	240,000	—	887,458	1,127,458
J. Scott Hogan	—	—	—	726,258	726,258
Peter A. Tropoli	—	—	—	742,328	742,328
Soklin “Michelle” Siv	—	—	—	363,669	363,669

(1)

Represents retention awards which are payable on March 15, 2025 subject to continued employment through December 31, 2024. In the event of a change in control prior to December 31, 2024, they are fully payable within 60 days of change in control.

(2)

The value of the restricted shares and restricted common share units is based on the closing price of our common shares on December 31, 2022, of $9.64 per share, assuming full release of all restrictions, including all performance conditions with the exception of the change of control shares awarded from the 2008 Plan. The amount is based on achievement of Target level.

Employment Agreements and Payments Upon Change in Control

Employment Agreements.

On May 23, 2022, the Company entered into a Severance and Change in Control Agreement dated as of May 23, 2022 (the “Agreements”) with each of David K. Holeman, Chief Executive Officer; J. Scott Hogan, Chief Financial Officer; Christine J. Mastandrea, Chief Operating Officer; Peter A. Tropoli, General Counsel and Corporate Secretary; and Soklin “Michelle” Siv, Vice President of Human Resources (collectively, the “Executives”). For Mr. Holeman, the Agreement replaces the prior Employment Agreement dated August 29, 2014 and the Amendment to Employment Agreement dated February 10, 2021 (collectively, the “Previous Holeman Employment Agreement”), that Mr. Holeman previously entered into with the Company. For Ms. Mastandrea, the Agreement replaces the prior Change in Control Agreement dated August 29, 2014, and the Amendment to Change in Control Agreement dated February 10, 2021 (collectively, the “Previous Mastandrea Employment Agreement”) that Ms. Mastandrea previously entered into with the Company.

The Agreements each expire on May 23, 2025 and automatically renew for successive additional one-year terms unless either party gives written notice of non-renewal at least ninety (90) days before the end of the current term. However, if a Change in Control has occurred during any term, the term of the Agreement shall end no earlier than twenty four (24) calendar months after the end of the calendar month in which the Change in Control occurs.

The severance benefits that the Executives may receive if their employment terminates under certain conditions differ depending on whether a termination occurs (a) within a two-year period following a Change in Control (as defined in the Agreement, with the two-year period following a Change in Control being referred to as the “Change in Control Period”), or (b) in the absence of a Change in Control or outside the Change in Control Period, in each case as described below.

If an Executive is terminated without “Cause” (as defined in the Agreement to mean termination for (i) failing to devote the time and effort required to perform the Executive’s duties, (ii) being convicted of a felony involving moral turpitude, (iii) engaging in acts in violation of confidentiality provisions of the Agreement, or willfully, wantonly and without approval of the Board taking any action that the Executive knows to be materially adverse to the interest of the Company and its shareholders) or the Executive terminates his or her employment for “Good Reason” (also as defined in the Agreement to mean (i) the Executive's base salary, annual bonus payment, or benefits are reduced by 10% or more, (ii) the Company fails to provide equity award granted pursuant to award agreements, (iii) the Executive's duties with the Company are reduced to such an extent that a material reduction of the Executive's authority results, or (iv) the Executive's principal place of employment for the company is material relocated and the Executive is required to relocate), in either case absent a Change in Control or outside the Change in Control Period, then the Executive will receive a cash lump sum payment equal to the sum of (i) eighteen (18) months for Mr. Holeman, and twelve (12) months for Ms. Mastandrea and Messrs. Hogan, Tropoli and Siv (the “Other Executives”), respectively, of base salary, (ii) 150% (for Mr. Holeman) and 100% (for the Other Executives), respectively, of the Executive’s average annual cash bonus, if any, paid with respect to the three full calendar years prior to termination of employment, (iii) immediate vesting of shares granted pursuant to the Company’s 2008 or 2018 Long Term Equity Incentive Ownership Plan (the “Equity Incentive Plan”) at the higher of target vesting or performance vesting, and (iv) the replacement cost of eighteen (18) months (for Mr. Holeman) and twelve (12) months (for the Other Executives), respectively, of medical benefits, calculated as if such Executives elected COBRA continuation coverage.

If, during the Change in Control Period, an Executive is terminated without Cause or the Executive terminates his or her employment for Good Reason, then the Executive will receive a cash lump sum payment equal to the sum of (i) thirty (30) months (for Mr. Holeman) and eighteen (18) months (for the other Executives), respectively, of base salary, (ii) 250% of average annual cash bonus (for Mr. Holeman) and 150% of the average annual cash bonus (for the Other Executives), if any, paid with respect to the three full calendar years prior to termination of employment, (iii) immediate vesting of shares granted pursuant to the Equity Incentive Plan at the higher of target vesting or performance vesting, (iv) the replacement cost of (i) thirty (30) months (for Mr. Holeman) and eighteen (18) months (for the Other Executives), respectively, of medical benefits, calculated as if such Executive elected COBRA continuation coverage, and (v) a pro-rated portion of the Executive’s target annual bonus applicable to the year in which such termination occurred. If such severance payments, or any other payments made to an Executive in connection with a Change in Control, would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code, then the applicable Executive will either pay the excise tax or have his or her payments capped at a level so there would be no excise tax depending upon which option provides the Executive with the greatest benefit on an after-tax basis.

For Mr. Holeman the Agreement provides for a retention payment, due on March 15, 2025 for employment through December 31, 2024 in the amount of $375,000, or in the event employment is terminated by the Company without Cause, by Employee for Good Reason, or due to Employee’s death or becoming Disabled prior to December 31, 2024. For Ms. Mastandrea, the Agreement provides for a retention payment due on March 15, 2025 for employment through December 31, 2024 in the amount of $240,000 or in the event of employment is terminated by the Company without Cause, by Employee for Good Reason, or due to Employee’s death or becoming Disabled prior to December 31, 2024. These retention amounts were approved on February 4, 2021 and included in the Previous Holeman Employment Agreement and in the Previous Mastandrea Employment Agreement.

Pursuant to the Agreements, an Executive’s receipt of any severance benefits is expressly conditioned on the Executive executing, and not revoking, a release of claims against the Company. The Agreements also include a confidentiality covenant and a covenant prohibiting the Executive from soliciting employees and customers to leave the Company for one year after termination of employment.

Treatment of Equity Upon Change in Control.

Pursuant to our 2008 Plan and our 2018 Plan, in the event of the participant’s death or disability any unvested restricted common shares or units will immediately vest. In the event of a Change in Control of the Company, as defined below, (i) all restricted shares, restricted share units, and options theretofore granted and not yet vested, will become fully vested (and restricted share units shall be automatically replaced with fully vested shares), exercisable and issued as of a time immediately before the Change in Control, and (ii) all restrictions and conditions applicable to restricted shares and other share awards will be deemed to have been satisfied as of the date of the Change in Control.

For purposes of our 2008 Plan and our 2018 Plan, “Change in Control” means, unless otherwise defined in the applicable award agreement, any of the following events:

•

any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than us or one of our wholly-owned subsidiaries or any employee benefit plan of us or any of our subsidiaries, becomes the beneficial owner of 35% or more of the combined voting power of our outstanding securities that may be cast for the election of our trustees;

•

as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, less than a majority of the voting power of our outstanding securities or any successor company or entity entitled to vote generally in the election of our trustees or other corporation or entity after such transaction is held in the aggregate by our security holders entitled to vote generally in the election of our trustees immediately prior to such transaction;

•

during any period of two consecutive years, individuals who at the beginning of that period constitute our Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by our shareholders, of each of our trustees first elected during that period was approved by a vote of at least two-thirds of our trustees then still in office who were (a) our trustees at the beginning of that period, and (b) not initially (1) appointed or elected to office as a result of either an actual or threatened election and/or proxy contest by or on behalf of a person other than our Board, or (2) designated by a person who has entered into an agreement with us to effect a transaction described in the first two bullet points above or the following two bullet points below;

•	our complete liquidation or dissolution;
•	the sale or other disposition of all or substantially all of our assets to any person; or

•

with respect to award agreements for our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer only, a termination of our Chief Executive Officer without cause, excluding non-appealable determinations by a court of law for fraud, gross negligence, or willful neglect, which would be considered termination for cause.

Pay vs. Performance Comparison

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and in accordance with Item 402(v) of Regulation S-K, the table below sets forth information about the relationship between compensation actually paid to our NEOs, calculated in accordance with SEC regulations, and certain financial performance measures of the Company for fiscal years 2022, 2021 and 2020. For further information about how our Compensation Committee has implemented an executive compensation program linking a substantial portion of our NEOs' compensation to the achievement of  the Company's operational and financial objectives to align our executive's pay with changes in the value of our shareholders' investments, see the CD&A.

							Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for Current PEO ($)(1)	Summary Compensation Table Total for Former PEO ($)(2)	Compensation Actually Paid to Current PEO ($)(3)	Compensation Actually Paid to Former PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(4)	Average Compensation Actually Paid to Non-PEO NEOs ($) (3)	Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($) (5)	Net Income (Loss) (in Millions of $'s )	FFO Per Diluted Common Share and OP Unit ("FFO/sh") ($) (6)
2022	1,688,205	70,589	1,580,013	(3,375,072)	827,272	773,981	82.70	104.46	35.3	1.03
2021	-	2,089,570	-	1,667,602	970,380	849,425	83.16	119.43	12.0	0.86
2020	-	3,088,683	-	1,684,500	1,097,270	697,562	62.38	72.36	6.0	0.83

(1)	The dollar amounts reported are the total compensation amounts for our current CEO, Mr. Holeman, in the Summary Compensation Table for the Fiscal 2022. Mr. Holeman was appointed CEO on January 18, 2022, and he served as our CFO prior to be his appointment to CEO.

(2)	The dollar amounts reported are Summary Compensation amounts for our former CEO, Mr. James C. Mastandrea, for the fiscal years 2022, 2021 and 2020. Mr. Mastandrea was terminated, for cause, on January 18, 2022.

(3)

The dollar amounts reported represent the amount of "compensation actually paid," as calculated in accordance with SEC rules for our current CEO, Mr. Holeman, our former CEO Mr. Mastandrea or the average of our non-PEO NEOs. The dollar amounts do not reflect the amount actually paid  during the applicable year, but also include (i) the year-end value of equity awards granted during the reported year, (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards were vested or forfeited, or through the end of the reported fiscal year. The company does not maintain a defined benefit pension plan so no adjustment for pension benefits are included in the table below.

(4)	The dollar amounts reported are the average Summary Compensation amounts for our non-PEO NEOs for the fiscal years 2022, 2021 and 2020. The table below lists the non-PEO NEOs for each of the applicable years.

(5)	Reflects cumulative total shareholder return for the measurement period, calculated in accordance with Item 201 (e) of Regulation S-K. The total shareholder return peer group for purposes of this table is the FTSE: NAREIT Equity Shopping Centers Index.

(6)	Reflects our Company-selected measure, FFO/sh, which represents NAREIT Funds From Operations on a Per Common Share and OP Unit basis. For a reconciliation of net income attributable to us on a GAAP basis to FFO/sh and a definition, see Appendix A.

Year	Current PEO	Former PEO	Non-PEO NEOs
2022	David K. Holeman	James C. Mastandrea	Christine J. Mastandrea
J. Scott Hogan
Peter A. Tropoli
Soklin "Michelle" Siv
2021	N/A	James C. Mastandrea	David K. Holeman
Christine J. Mastandrea
John J. Dee
Bradford D. Johnson
2020	N/A	James C. Mastandrea	David K. Holeman
Christine J. Mastandrea
John J. Dee
Bradford D. Johnson

To calculate the amounts in the Compensation Actually Paid to Current PEO and Compensation Actually Paid to Former PEO  columns in the table above, the following amounts were deducted from and added to "Total" compensation as reported in the Summary Compensation Table.

Year	Summary Compensation Table Total for Current PEO ($)	Summary Compensation Table Total for Former PEO ($)	Deduct Reported Value of Equity Awards for Current PEO ($)(1)	Deduct Reported Value of Equity Awards for Former PEO ($)(1)	Add Equity Award Adjustments for Current PEO ($)(2)	Add Equity Award Adjustments for Former PEO ($)(2)	Compensation Actually Paid to Current PEO ($)	Compensation Actually Paid to Former PEO($)
2022	1,688,205	70,589	(649,992)	-	541,800	(3,445,661)	1,580,013	(3,375,072)
2021	-	2,089,570	-	(1,401,600)	-	979,632	-	1,667,602
2020	-	3,088,683	-	(1,707,000)	-	302,817	-	1,684,500

(1)	Represents the grant date fair value of the equity awards as reported in the "Stock Awards" column in the Summary Compensation Table for each applicable year.

(2)	Represents the year-over-year change in the fair value of equity awards as itemized in the table below. No awards vested in the year they were granted.

Fair Value of Equity Awards for PEO	2022 Current PEO ($)	2022 Former PEO ($)	2021 Current PEO ($)	2021 Former PEO ($)	2020 Current PEO ($)	2020 Former PEO ($)
As of year-end for awards granted during the year	558,587	-	-	1,953,600	-	2,067,000
Year-over-year increase (decrease) of unvested awards granted in prior years	13,800	-	-	(445,497)	-	(814,865)
Prior year-end value of awards forfeited during the year	-	(3,445,661)	-	-	-	-
Increase (decrease) from prior fiscal year-end for awards that vested during the year	(30,587)	-	-	(528,471)	-	(949,318)
Total Equity Award Adjustment	541,800	(3,445,661)	-	979,632	-	302,817

To calculate the amounts in the Average Compensation Actually Paid to Non-CEO NOEs columns in the table above, the following amounts were deducted from and added to "Total" compensation as reported in the Summary Compensation Table.

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Deduct Average Reported Value of Equity Awards for Non-PEO NEOs ($)(1)	Add Average Equity Award Adjustments for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	827,272	(287,499)	234,208	773,981
2021	970,380	(438,000)	317,045	849,425
2020	1,097,270	(533,438)	133,730	697,562

(1)	Represents the grant date fair value of the equity awards as reported in the "Stock Awards" column in the Summary Compensation Table for each applicable year.

(2)	Represents the year-over-year change in the fair value of equity awards as itemized in the table below. No awards vested in the year they were granted.

Fair Value of Equity Awards for Non-PEO NEOs	2022 ($)	2021 ($)	2020 ($)
As of year-end for awards granted during the year	247,069	610,500	645,938
Year-over-year increase (decrease) of unvested awards granted in prior years	5,375	(140,789)	(236,509)
Prior year-end value of awards forfeited during the year	-	-	-
Increase (decrease) from prior fiscal year-end for awards that vested during the year	(18,236)	(152,666)	(275,699)
Total Equity Award Adjustment	234,208	317,045	133,730

Pay-for-Performance Alignment

The following table identifies the six most important financial measures used by our Compensation Committee to link the compensation actually paid ("CAP") to our CEO and other NEO's in 2022, calculated in accordance with SEC regulations, to our performance.  The role of each of these performance measures on our NEOs' compensation is discussed in greater detail in the CD&A.

Financial Performance Measures
FFO per Diluted Share and OP Unit
Same Store NOI Growth Percentage
Same Store Year End Occupancy
Acquisition Volume
General and Administrative Expense as a Percentage of Revenue
Net Debt to Pro Forma EBITDAre Ratio

Relationship Between Compensation Actually Paid and Financial Performance

The graphs below compare the CAP for our current and former PEOs and the average CAP for the remaining NEOs, to our cumulative TSR and the cumulative TSR for the FTSE NAREIT Equity Shopping Centers Index ("FTSE" or "Index TSR"), in each case, for the fiscal years ended December 31, 2022, 2021 and 2020.  TSR amounts reported in graphs assume an initial fixed investment of $100 on January 1, 2020, and that all dividends, if any, were reinvested.  Graphs are also included comparing CAP for our current and former PEOs and the average CAP for the remaining NEOs to Net Income and NAREIT Funds From Operations per diluted share and OP Unit or ("FFO/sh"), our Company-selected measure.

PEO CAP vs. TSR (WSR and FTSE)
$1,685
$1,668
$1,580
2020
2021
2022
$83
$83
$62
$(3,375)
Compensation Actually Paid (in thousands of dollars)
Total Shareholder Return Indexed ($100)
$2,000
$1,000
$-
$(1,000)
$(2,000)
$(3,000)
$(4,000)
$120
$110
$100
$90
$80
$70
$60
Former PEO CAP
Current PEO CAP
WSR TSR
Index TSR

Non-PEO NEO Average CAP vs. TSR (WSR and FTSE)
$849
$119
$698
$774
$104
$83
$83
$72
$62
2020
2021
2022
Compensation Actually Paid (in thousands of dollars)
Total Shareholder Return Indexed ($100)
$900
$800
$700
$600
$500
$400
$300
$200
$100
$-
$120
$110
$100
$90
$80
$70
$60
Average NEO CAP
WSR TSR
Index TSR

PEO CAP vs. Net Income
$1,685
$1,668
$35.3
$1,580
2020
2021
2022
$12.0
$6.0
$(3,375)
Compensation Actually Paid (in thousands of dollars)
Net Income (in millions of dollars)
$2,000
$1,000
$-
$(1,000)
$(2,000)
$(3,000)
$(4,000)
$40.0
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$-
Former PEO CAP
Current PEO CAP
Net Income

Non-PEO NEO Average CAP vs. Net Income
$849
$774
$698
$35.3
$12.0
$6.0
2020
2021
2022
Compensation Actually Paid (in thousands of dollars)
Net Income (in millions of dollars)
$900
$800
$700
$600
$500
$400
$300
$200
$100
$-
$40.0
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$-
Average NEO CAP
Net income

PEO CAP vs. FFO/sh
$1,685
$1,668
$1,580
$1.03
2020
2021
2022
$0.86
$0.83
$(3,375)
Compensation Actually Paid (in thousands of dollars)
NAREIT FFO Per Diluted Share and OP Unit (in dollars)
$2,000
$1,000
$-
$(1,000)
$(2,000)
$(3,000)
$(4,000)
$1.05
$1.00
$0.95
$0.90
$0.85
$0.80
Former PEO CAP
Current PEO CAP
FFO/Sh

Non-PEO NEO Average CAP vs. FFO/sh
$849
$774
$698
$1.03
$0.86
$0.83
2020
2021
2022
Compensation Actually Paid (in thousands of dollars)
NAREIT FFO Per Diluted Share and OP Unit (in dollars)
$900
$800
$700
$600
$500
$400
$300
$200
$100
$-
$1.05
$1.00
$0.95
$0.90
$0.85
$0.80
Average NEO CAP
FFO/Sh

PROPOSAL NO. 3 -ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE

ON EXECUTIVE COMPENSATION

In accordance with Dodd-Frank Act, which added Section 14A to the Exchange Act, we are required to give shareholders the opportunity to vote on a non-binding, advisory basis, on whether future advisory votes on executive compensation of the nature reflected in Proposal 2 above should occur every one, two, or three years. We are required to hold an advisory vote regarding the frequency of say-on-pay votes every six years. At our 2017 Annual Meeting, our shareholders voted to hold an advisory vote on our executive compensation program every year.

The Board of Directors recommends that shareholders vote in favor of holding the say-on-pay vote annually. Annual advisory votes allow our shareholders to provide their direct input on our compensation policies and practices as disclosed in the proxy statement each year.  Shareholders may indicate their preferred voting frequency by choosing the option of every one, two, or three years, or shareholders may abstain from voting. Shareholders are not voting to approve or disapprove the Board of Directors’ recommendation, and should instead select their preferred voting frequency. This advisory vote on the frequency of future say-on-pay votes is not binding on us or the Board of Directors.

Although the vote is advisory and non-binding, the Board of Directors will carefully consider the outcome of the vote. Notwithstanding the outcome of the vote or the Board of Directors’ recommendation, the Board of Directors may decide to conduct future say-on-pay votes on a more or less frequent basis and may vary its practice based upon any relevant factors including discussions with our shareholders or material changes to our executive compensation programs.

The option of every year, every two years or every three years that receives a majority of the votes cast on the proposal will be the frequency for future say-on-pay votes that is recommended by our shareholders. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option recommended by shareholders. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

The Board unanimously recommends that you vote for “ONE YEAR” as the recommended frequency for future “Say-on-Pay” votes.

PROPOSAL NO. 4 – RATIFICATION OF THE APPOINTMENT OF

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PKF to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

The Board asks shareholders to ratify the appointment of PKF as our independent registered public accounting firm.  Shareholder ratification of the appointment of PKF as our independent registered public accounting firm is not required by our bylaws or other governing documents. However, the Board is submitting the appointment of PKF to the shareholders for ratification as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that a change would be in our best interests and the best interests of our shareholders.  We do not expect a representative from PKF to attend the Annual Meeting and, accordingly, no representative from PKF is expected to make a statement or be available to respond to questions.

For the ratification of the appointment of our independent registered public accounting firm to be approved, Proposal No. 4 must receive the affirmative vote of a majority of all votes cast at the Annual Meeting, whether in person (virtually) or by proxy (which means the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal). In determining whether Proposal No. 3 has received the requisite number of affirmative votes, abstentions will have no impact because they will not be counted as votes cast for this purpose, although they will be considered present for the purpose of determining a quorum.

Our Board recommends that you vote “FOR” the ratification of the Audit Committee’s appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the year ending December 31, 2023.

AUDIT COMMITTEE INFORMATION

Report of the Audit Committee of the Board of Trustees

The Audit Committee is composed of three independent, non-employee trustees and operates under a written charter adopted by the Board (a copy of which is available at www.whitestonereit.com).  The Board has determined that each committee member is independent within the meaning of the applicable NYSE listing standards currently in effect and as required by the Sarbanes-Oxley Act of 2002.  Management is responsible for the financial reporting process, including the preparation of the consolidated financial statements in accordance with GAAP, and for the establishment and effectiveness of internal control over financial reporting.  Our independent registered public accounting firm, Pannell Kerr Forster of Texas, P.C. (“PKF”), is responsible for auditing those financial statements and expressing an opinion as to whether they fairly present our financial condition, results of operations, shareholders' equity and cash flows in conformity with GAAP.  The committee’s responsibility is to oversee and review this process.  We are not, however, professionally engaged in the practice of accounting or auditing, and do not provide any expert or other special assurances as to such financial statements concerning compliance with the laws, regulations or GAAP or as to the independence of the registered public accounting firm.  The committee relies, without independent verification, on the information provided to us and on the representations made by management and PKF.  We held five meetings during 2022.  The meetings were designed, among other things, to facilitate and encourage communication among the committee, management and PKF. We discussed with PKF the overall scope and plans of their annual audit and quarterly reviews.  We met with PKF, with and without management present, to discuss the results of their examinations.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2022 with management and PKF. We also discussed with management and PKF the process used to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC. In addition, we reviewed and discussed with management our compliance as of December 31, 2022 with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee has discussed with PKF the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission. The Audit Committee has received the written disclosures and the letter from PKF required by applicable requirements of the PCAOB regarding PKF's communications with the Audit Committee concerning independence, and has discussed with PKF its independence.  When considering the independence of PKF, we considered whether its array of services to us beyond those rendered in connection with its audit of our consolidated financial statements and reviews of our consolidated financial statements, including our quarterly reports on Form 10-Q, was compatible with maintaining its independence.  We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for these services to, PKF.

Based on the foregoing review and discussions and relying thereon, we have recommended to our Board that the audited financial statements for the fiscal year ended December 31, 2022 be included in our Annual Report on Form 10-K.  The Audit Committee also reappointed, and the Board has approved PKF as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

The undersigned members of the Audit Committee have furnished this report to our Board.

Respectfully submitted, Audit Committee Jeffrey A. Jones, Chair Nandita V. Berry Amy S. Feng

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the fees billed for professional audit services rendered by PKF, our independent registered public accounting firm, for the audit of our annual consolidated financial statements for the two most recent fiscal years ended December 31, 2022 and 2021, and fees billed for other services rendered by PKF for those periods:

Types of Services	Total Approximate Fees
	2022	2021
Audit Fees (1)	$400,614	$365,454
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees (2)	16,500	28,750
Total	$417,114	$394,204

(1)

Fees for audit services billed in 2022 and 2021 included the following: (i) audits of our annual financial statements and the effectiveness of our internal controls over financial reporting and audits of all related financial statements required to be audited pursuant to regulatory filings; (ii) reviews of unaudited quarterly financial statements; and (iii) services related to the issuance of consents and other services related to SEC matters.

(2)	Fees billed for 2022 and 2021 primarily related to a regulatory audit of a material disposition and registration statements.

The Audit Committee has considered the audit and non-audit services rendered by PKF and has determined that the providing of these services is compatible with maintaining the independence of PKF.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy requiring it to approve all audit and non-audit services to be performed by our independent registered public accounting firm to assure that the provision of the services does not impair the firm’s independence.  All services, engagement terms, conditions and fees, as well as changes in the terms, conditions and fees must be pre-approved by the Audit Committee in advance.  The Audit Committee will annually review and approve services that may be provided by our independent registered public accounting firm during the next year and will revise the list of approved services from time to time based on subsequent determinations.  The authority to approve services may be delegated by the Audit Committee to one or more of its members, but may not be delegated to management.  If authority to approve services has been delegated to an Audit Committee member, any approval of services must be reported to the Audit Committee at its next scheduled meeting.  All audit and non-audit services rendered by our independent registered public accounting firm during the years ended December 31, 2022 and 2021 were pre-approved by the Audit Committee in accordance with its policies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

Under SEC rules, a related person transaction is any transaction or any currently proposed transaction in which we were or are to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. A “related person” is a director, officer, nominee for director or a more than 5% shareholder since the beginning of our last completed fiscal year, and their immediate family members.

Pillarstone Capital REIT. Mr. James C. Mastandrea, who served as our Chairman and Chief Executive Officer until January 18, 2022, serves as the Chairman and Chief Executive Officer of Pillarstone Capital REIT and beneficially owns approximately 64.3% of the outstanding equity in Pillarstone Capital REIT (when calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act) at March 31, 2022.

John J. Dee, who served as our Chief Operating Officer and Corporate Secretary until February 9, 2022, also serves as the Senior Vice President and Chief Financial Officer of Pillarstone Capital REIT and beneficially owns approximately 18.7% of the outstanding equity in Pillarstone Capital REIT (when calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act) at March 31, 2022. In addition, Paul T. Lambert, a Trustee of ours (not nominated for reelection), also serves as a Trustee of Pillarstone Capital REIT.

As of December 31, 2022, we owned approximately 81.4% of the total outstanding Class A units representing limited partnership interests in Pillarstone Capital REIT Operating Partnership LP (“Pillarstone OP”), the operating partnership of Pillarstone Capital REIT. We account for Pillarstone OP under the equity method in our consolidated financial statements and for the year ending December 31, 2022, the carrying value of this investment was approximately $34.8 million.

During the ordinary course of business for the fiscal year ending December 31, 2022, we have transactions with Pillarstone OP via our taxable REIT subsidiary, Whitestone TRS, Inc. that include, but are not limited to, rental income, general and administrative costs, commissions, management and asset management fees, and property expenses. Rental payments by us to Pillarstone OP were approximately $471,000 in 2022 and property management fee income to us from Pillarstone OP was approximately $359,000 in 2022. The Management Agreement and all leasing agreements between Whitestone TRS, Inc. and Pillarstone OP terminated on or about August 19, 2022.

Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for conducting a reasonable prior review of any related party transactions for any potential or actual conflicts of interest.

Under our Declaration of Trust, we may enter into any contract or transaction with our trustees, officers, employees or agents (or any affiliated person), provided that in the case of any contract or transaction in which any of our trustees, officers, employees or agents (or any affiliated person) have a material financial interest, (1) the fact of the interest is disclosed or known to the following: (a) the Board, and the Board shall approve or ratify the contract or transaction by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum, or (b) the shareholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested party; or (2) the contract or transaction is fair and reasonable to us. In addition, the Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest.

OTHER MATTERS

Documents Incorporated by Reference

This Proxy Statement incorporates documents by reference that are not presented herein or delivered herewith, including our bylaws. These documents are available upon request without charge. Requests should be sent to Whitestone REIT, 2600 South Gessner Road, Suite 500, Houston, Texas 77063, Attention: Investor Relations or by calling 713-435-2219.

Other Business

The Board knows of no other business to be presented for action at the Annual Meeting. If any matters do come before the meeting on which action can properly be taken, it is intended that the proxies shall vote in accordance with the discretion of the person or persons exercising the authority conferred by the proxy at the meeting. The submission of a proposal does not guarantee its inclusion in our proxy statement or presentation at the Annual Meeting unless certain securities law and other requirements are met.

You are cordially invited to attend the 2023 Annual Meeting of Shareholders conducted via live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/. If you plan to attend the Annual Meeting online, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your Proxy Card or on the instructions that accompany your Proxy Materials. The Annual Meeting will begin promptly at 9:00 a.m., Central Daylight Time. Online check-in will begin at 8:45 a.m., Central Daylight Time, and you should allow ample time for the online check-in procedures.

Whether or not you plan to attend the Annual Meeting, you are requested to vote in accordance with the instructions herein.

By order of the Board of Trustees, Peter A Tropoli General Counsel and Corporate Secretary

March 31, 2023

Houston, Texas

SOLICITATION AND VOTING

The Board, on our behalf, is soliciting proxies to be used at our Annual Meeting to be held on May 12, 2023 at 9:00 a.m., Central Daylight Time.

How may I attend the virtual Annual Meeting?

We look forward to continuing to provide expanded access, improved communication, and cost savings for the Company and our stockholders by holding our Annual Meeting entirely online. We believe a live virtual meeting enables increased stockholder attendance and participation and is an efficient use of resources for our stockholders and the Company. Accordingly, the Annual Meeting will be a virtual meeting conducted by live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/, or at any postponement or adjournment thereof.

If you plan to attend the Annual Meeting online, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your Proxy Card or on the instructions that accompany your Proxy Materials. The Annual Meeting will begin promptly at 9:00 a.m., Central Daylight Time. Online check-in will begin at 8:45 a.m. Central Daylight Time, and you should allow ample time for the online check-in procedures.

What proposals will be voted upon at the Annual Meeting?

The following proposals are scheduled to be voted upon at the Annual Meeting: (1) the election of six trustees to serve until our 2024 annual meeting of shareholders and until their successors have been duly elected and qualified; (2) the approval of, in an advisory (non-binding) vote, the compensation of our named executive officers; (3) the approval of, in an advisory (non-binding) vote, the frequency of a shareholder vote to approve the compensation of our named executive officers; (4) the ratification of the appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and (5) any other business as may properly come before the Annual Meeting.

As of the date of this Proxy Statement, we are not aware of any other matters that will be presented for consideration at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common shares as of the close of business on the record date, February 28, 2023, are entitled to receive notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. As of the close of business on February 28, 2023, we had 49,424,019 common shares outstanding. Common shareholders are entitled to one vote for each common share that they owned on the record date.

Shareholder of Record: Shares Registered in Your Name. If, on February 28, 2023, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a shareholder of record. As a shareholder of record, you may vote in person (virtually) at the Annual Meeting by visiting www.virtualshareholdermeeting.com/, which provides rights and opportunities to vote and ask questions equivalent to in-person meetings of shareholders or authorize a proxy to vote your shares as set forth below.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent. If, on February 28, 2023, your shares were held in an account with a broker, bank or other agent, then you are the beneficial owner of shares held in “street name,” and a voting instruction form was forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent how to vote the shares in your account. You are also invited to attend the Annual Meeting by live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/. However, because you are not the shareholder of record, you may not vote your shares in person (virtually) at the Annual Meeting unless you request and obtain a “legal proxy” from your broker, bank or other agent.

Why did I not automatically receive a paper copy of the Proxy Statement, Proxy Card and Annual Report?

The Securities and Exchange Commission (“SEC”) rules allow us to furnish proxy materials to our shareholders electronically. By utilizing electronic delivery, we protect the environment by reducing our use of paper and lower the costs of delivery of proxy materials. We only mail proxy materials to those shareholders who specifically request a paper copy. On or about March 31, 2023, we mailed to all shareholders a Notice of Internet Availability of Proxy Materials that contained an overview of the proxy materials and explained several methods by which shareholders could view the proxy materials online or request a printed copy of the proxy materials to be delivered via regular mail or e-mail. There is no charge for requesting a printed copy. The Notice of Internet Availability of Proxy Materials includes a website address that provides you with instructions on how to view our proxy materials on the internet and enables you to notify us to send proxy materials to you by e-mail.

Can I find additional information on the Company website?

Yes. Our website is www.whitestonereit.com. Although the information contained on our website is not and should not be considered part of this Proxy Statement, you can view additional information on the website, such as our Code of Business Conduct and Ethics, Corporate Governance Guidelines, charters of Board committees, Company responsibility and sustainability policies and filings with the SEC. A copy of any of these documents may be obtained free of charge by writing to Whitestone REIT, 2600 South Gessner Road, Suite 500, Houston, Texas 77063, Attention: Investor Relations.

How do I vote?

You may either vote for or withhold your vote on the election of the trustee nominees and you may vote for, against, or abstain from voting on the other proposals. The procedures for voting are set forth below.

Shareholder of Record: Shares Registered in Your Name. If you are a shareholder of record, you may vote in person (virtually) at the Annual Meeting by visiting www.virtualshareholdermeeting.com/, which provides rights and opportunities to vote and ask questions equivalent to in-person meetings of shareholders. You may also vote by giving your proxy authorization over the internet or by telephone or mail. Proxies validly delivered by shareholders (by internet, telephone or mail as described below) and timely received by us will be voted in accordance with the instructions contained therein. Whether or not you plan to attend the Annual Meeting, we encourage you to submit a proxy card or to give your proxy authorization to ensure that your votes are counted. You may still attend the Annual Meeting and vote in person (virtually) if you have already voted by submitting a proxy card or given your proxy authorization.

If a shareholder signs and returns a proxy card but gives no instructions, the shareholder's shares will be voted in accordance with the recommendations of our Board with respect to all Proposals.

You may authorize a proxy in three ways:

•    Vote online. You can authorize a proxy to vote your shares online by following the instructions on the proxy card.

•    Vote by telephone. You also have the option to authorize a proxy to vote your shares by telephone by following the instructions provided on the proxy card.

•    Vote by regular mail. If you would like to authorize a proxy to vote your shares by mail, then please mark, sign and date the proxy card and return it promptly in the postage-paid envelope provided.

The individuals named as proxies on the proxy card to vote your shares also have the discretionary authority to vote your shares, to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on any matter that is properly brought before the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received the voting instruction form from that organization rather than from us. You should follow the instructions provided by your broker, bank or other agent regarding how to vote your shares. As the holder of record, only your bank, broker, other institution or nominee is authorized to vote or grant a proxy for your shares. Accordingly, if you wish to vote your shares in person (virtually), you must contact your bank, broker or other holder of record to obtain a “legal proxy” granting you the authority to do so. When you properly vote in accordance with the instructions provided in the voting instruction form, you are giving your bank, broker or other holder of record instructions on how to vote the shares they hold for you.

Regardless of how you choose to vote, your vote is important to us and we encourage you to vote promptly.

Can I change or revoke my vote after I return my proxy card?

Yes. If you are the shareholder of record of your shares, you may change or revoke your proxy at any time before it is exercised in one of three ways:

•	You may send another properly completed proxy card bearing a later date, or submit a later-dated proxy by telephone or by the internet, in a timely manner;

•

You may deliver a written notice of revocation, which must be received prior to or at the Annual Meeting, to our General Counsel and Corporate Secretary, Peter A. Tropoli, at Whitestone REIT, 2600 South Gessner Road, Suite 500, Houston, Texas 77063; or

•

You may attend the Annual Meeting virtually by live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/, which provides rights and opportunities to revoke your proxy at the Annual Meeting and vote in-person (virtually). However, your attendance at the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.

How many shares must be present to constitute a quorum for the Annual Meeting?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if the holders of at least a majority of the outstanding shares entitled to vote are represented in person (virtually) or by proxy at the Annual Meeting. As of the close of business on February 28, 2023, the record date, there were 49,424,019 common shares outstanding and entitled to vote. Thus, 24,712,010 common shares must be represented in person (virtually) or by proxy at the Annual Meeting to constitute a quorum.

Your shares will be counted towards the quorum if you vote in person (virtually) at the Annual Meeting or if you submit a valid proxy by mail, internet or telephone (or one is submitted on your behalf by your broker, bank or other agent). Additionally, “WITHHOLD” votes, abstentions and broker non-votes, as described below, will also be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting may adjourn the meeting until a later date.

What are the recommendations of the Board?

Our Board recommends you submit your voting instructions using the enclosed proxy card as follows:

1.	Our Board recommends a vote “FOR” the election of the six trustee nominees nominated by the Board.

2.	Our Board recommends a vote “FOR” the approval, in an advisory (non-binding) vote, of the compensation of our named executive officers.

3.	Our Board recommends a vote "ONE YEAR" on the advisory vote for the frequency of the advisory vote on executive compensation.

4.

Our Board recommends a vote “FOR” the ratification of the appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count (i) “FOR” and “WITHHOLD” votes and broker non-votes with respect to Proposal No. 1 (election of trustees), (ii) “FOR,” “AGAINST” and “ABSTAIN” votes and broker non-votes with respect to Proposal No. 2 (advisory vote on executive compensation), (iii) “ONE YEAR,” “TWO YEARS” and “THREE YEARS” votes and broker non-votes with respect to Proposal No. 3 (frequency of advisory vote on executive compensation); (iv) “FOR”, “AGAINST” and “ABSTAIN” votes with respect to Proposal No. 4 (ratification of our independent registered public accounting firm).

Abstentions and broker non-votes will be treated as shares present for the purpose of determining a quorum for the transaction of business at the Annual Meeting.  A broker non-vote occurs when a nominee, such as a broker, bank or other agent, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner.  Brokers, banks or other agents that have not received voting instructions from their clients cannot vote on their clients' behalf with respect to “non-routine” proposals but may vote their clients' shares on “routine” proposals.

Under applicable rules of the New York Stock Exchange (the “NYSE”), Proposal No. 1 (election of trustees), Proposal No. 2 (advisory non-binding vote on executive compensation) and Proposal No. 3 (advisory non-binding vote on the frequency of the advisory vote on executive compensation) are non-routine matters and a broker, bank or other agent does not have discretionary authority to vote on such proposals. Conversely, Proposal No. 4 (ratification of the appointment of our independent registered public accounting firm) is a routine matter and brokers, banks or other agents have discretionary authority to vote on such proposal.

How many votes are needed to approve each proposal?

•

For each of the trustee nominees to be elected (Proposal No. 1), such nominee must receive the vote of a plurality of all the votes cast at the Annual Meeting, whether in person (virtually) or by proxy, in respect of his or her election. This means the nominees receiving the greatest number of “FOR” votes will be elected. Broker non-votes and “WITHHELD” votes will have no impact as they are not counted as votes cast for this purpose, although they will be considered present for the purpose of determining a quorum. In addition, our Corporate Governance Guidelines provide that any nominee for trustee in an uncontested election who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee, which shall then make a recommendation to the Board, after which the Board will publicly disclose its decision with respect to such resignation within 90 days of the certification of the election results.

•

For the advisory non-binding vote on executive compensation (Proposal No. 2) to be approved, the proposal must receive the affirmative vote of a majority of all votes cast at the Annual Meeting, whether in person (virtually) or by proxy (which means the votes cast “FOR” the proposal must exceed the votes cast “AGAINST” the proposal). For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining a quorum.

•

For the advisory non-binding vote on the frequency of the advisory vote on executive compensation (Proposal No. 3) to be approved, the proposal must receive the affirmative vote of a majority of all votes cast at the Annual Meeting, whether in person (virtually) or by proxy (which means the votes cast “FOR” the proposal must exceed the votes cast “AGAINST” the proposal). For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining a quorum.

•

For the ratification of the appointment of our independent registered public accounting firm (Proposal No. 4) to be approved, the proposal must receive the affirmative vote of a majority of all votes cast at the Annual Meeting, whether in person (virtually) or by proxy (which means the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal). For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining a quorum.

May I ask questions at the Annual Meeting?

The virtual format for the Annual Meeting allows shareholders to submit questions during the Annual Meeting.

Who is paying for this proxy solicitation?

We will pay for the entire cost of our solicitation of proxies. In addition to the costs of mailing the paper or electronic copies of our proxy materials, our officers or employees may also solicit proxies by telephone, e-mail or personal interview. Officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing signed by the shareholder in the same manner as the proxy being revoked and delivered to our Corporate Secretary at Whitestone REIT, 2600 South Gessner Road, Suite 500, Houston, Texas 77063.

How many copies should I receive if I share an address with another shareholder?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, banks or other agents, to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected shareholder has provided us with contrary instructions. This procedure provides extra convenience for shareholders and cost savings for companies.

We and some brokers, banks or other agents may be householding our proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of the Annual Report and other proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Shareholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY, 11717.

Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, the Annual Report and other proxy materials, to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, the Annual Report and other proxy materials, you may send a request to us, either in writing or telephone, at the address or telephone number listed under “Whom should I contact if I have any questions?” below. Requests must be received by April 17, 2023 for materials to be received prior to the Annual Meeting. In addition, if you are receiving multiple copies of the Notice of Internet Availability of Proxy Materials and, if applicable, Annual Report and other proxy materials, you can request householding by contacting our Investor Relations department in the same manner.

How can I obtain Whitestone’s Annual Report?

Our Annual Report, as filed with the SEC, can be accessed, along with this Proxy Statement, by following the instructions contained in our Notice of Internet Availability of Proxy Materials and is also available on the Investor Relations page of our corporate website at https://ir.whitestonereit.com/. If you wish to receive a copy of our Annual Report, as well as a copy of any exhibit specifically requested, we will mail these documents to you free of charge. Requests should be sent to Whitestone REIT, 2600 South Gessner Road, Suite 500, Houston, Texas 77063, Attention: Investor Relations. A copy of our Annual Report has also been filed with the SEC and may be accessed from the SEC’s website at www.sec.gov. The Annual Report is not, and should not be considered to be, a part of our proxy materials.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final results will be announced in a Current Report on Form 8-K that will be filed with the SEC within four business days after the conclusion of the Annual Meeting and may be accessed from the SEC’s website at www.sec.gov.

How and when may I submit a shareholder proposal for the Annual Meeting?

In order for a shareholder proposal submitted pursuant to Rule 14a-8, promulgated under the Exchange Act, to be considered for inclusion in the proxy statement for our 2024 annual meeting of shareholders, written proposals must be received by the Corporate Secretary at Whitestone REIT, 2600 South Gessner Road, Suite 500, Houston, Texas 77063, no later than December 2, 2023 (not less than 120 calendar days before the first anniversary of the date our proxy statement released to shareholders in connection with our 2023 annual meeting) and must comply with all applicable requirements of Rule 14a-8.

Pursuant to our bylaws, shareholders wishing to submit proposals or trustee nominations for proxy inclusion must give timely notice thereof in writing delivered to our Corporate Secretary at our principal executive office. Under our current bylaws, to be timely for our 2024 annual meeting of shareholders, you must deliver proposals or nominations to our Corporate Secretary, in writing, not later than 5:00 pm, Central Time, on January 1, 2024(the 90th day prior to the first anniversary of the date of our proxy statement released to shareholders in connection with our 2023 annual meeting), nor earlier than December 2, 2023 (the 120th day prior to the first anniversary of the date of our proxy statement released to shareholders in connection with our 2023 annual meeting). We also advise you to review our bylaws, which contain additional requirements about advance notice of shareholder proposals and trustee nominations, including the different notice submission date requirements in the event that the date for our 2024 annual meeting of shareholders is more than 30 days before or after May 12, 2024. A more detailed discussion regarding the submission of proposals for the 2024 annual meeting of shareholders is provided under “Corporate Governance - Shareholder Nominations for Trustee” below. In addition, shareholders who intend to solicit proxies in support of director nominees other than our nominees must comply with the additional requirements of Rule 14a-19 of the Exchange Act. The deadline for filing a definitive proxy statement to provide notice of a proxy solicitation in support of director nominees other than our nominees must be filed by the later of (i) 25 days prior to the 2024 annual meeting or (ii) five days after the date we release our proxy statement in connection with our 2024 annual meeting.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or these proxy materials, please contact David Mordy, our Director of Investor Relations at 713-435-2219.

APPENDIX A

Whitestone REIT and Subsidiaries
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per share and per unit data)

	Year Ended December 31,
	2022	2021	2020
FFO (NAREIT)
Net income attributable to Whitestone REIT	$35,270	$12,048	$6,034
Adjustments to reconcile to FFO:
Depreciation and amortization of real estate assets	31,538	28,806	28,096
Depreciation and amortization of real estate assets of real estate partnership (pro rata)	1,613	1,674	1,673
Loss on disposal of assets, net	192	90	542
Gain on sale of properties from continuing operations, net	(16,950)	(266)	(178)
Gain on sale of property from discontinued operations	—	(1,833)	—
(Gain) loss on sale or disposal of properties or assets of real estate partnership (pro rata)	—	(19)	91
Net income attributable to noncontrolling interests	530	205	117
FFO (NAREIT)	$52,193	$40,705	$36,375

FFO PER SHARE AND OP UNIT CALCULATION
Numerator:
FFO	$52,193	$40,705	$36,375
Denominator:
Weighted average number of total common shares - basic	49,256	45,486	42,244
Weighted average number of total noncontrolling OP units - basic	738	772	821
Weighted average number of total common shares and noncontrolling OP units - basic	49,994	46,258	43,065

Effect of dilutive securities:
Unvested restricted shares	694	850	746
Weighted average number of total common shares and noncontrolling OP units - diluted	50,688	47,108	43,811

FFO per common share and OP unit - basic	$1.04	$0.88	$0.84
FFO per common share and OP unit - diluted	$1.03	$0.86	$0.83

Funds From Operations (NAREIT) (“FFO”)

The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) available to common shareholders computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.  We calculate FFO in a manner consistent with the NAREIT definition and also include adjustments for our unconsolidated real estate partnership.

Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income (loss) alone as the primary measure of our operating performance.

Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time.  Because real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.  In addition, securities analysts, investors and other interested parties use FFO as the primary metric for comparing the relative performance of equity REITs.

FFO should not be considered as an alternative to net income or other measurements under GAAP, as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity.  FFO does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness. Although our calculation of FFO is consistent with that of NAREIT, there can be no assurance that FFO presented by us is comparable to similarly titled measures of other REITs.

Whitestone REIT and Subsidiaries
RECONCILIATION OF NON-GAAP MEASURES
(continued)
(in thousands)

	Year Ended December 31,
	2022	2021
PROPERTY NET OPERATING INCOME
Net income attributable to Whitestone REIT	$35,270	$12,048
General and administrative expenses	18,066	22,625
Depreciation and amortization	31,707	28,950
Equity in earnings of real estate partnership	(239)	(609)
Interest expense	27,193	24,564
Interest, dividend and other investment income	(65)	(116)
Provision for income taxes	422	385
Gain on sale of properties from continuing operations, net	(16,950)	(266)
Gain on sale of property from discontinued operations	—	(1,833)
Management fee, net of related expenses	112	331
Loss on disposal of assets, net	192	90
NOI of real estate partnership (pro rata)	3,023	3,833
Net income attributable to noncontrolling interests	$530	205
NOI	$99,261	$90,207
Non-Same Store NOI	(7,244)	(3,513)
NOI of real estate partnership (pro rata)	(3,023)	(3,833)
NOI less Non-Same Store NOI and NOI of real estate partnership (pro rata)	88,994	82,861
Same Store straight-line rent adjustments	(1,181)	(1,371)
Same Store amortization of above/below market rents	(949)	(832)
Same Store lease termination fees	(135)	(280)
Same Store NOI	$86,729	$80,378

NOI: Net Operating Income:

Management believes that NOI is a useful measure of our property operating performance. We define NOI as operating revenues (rental and other revenues) less property and related expenses (property operation and maintenance and real estate taxes). Other REITs may use different methodologies for calculating NOI and, accordingly, our NOI may not be comparable to other REITs. Because NOI adjusts for general and administrative expenses, depreciation and amortization, equity in earnings of real estate partnership, interest expense, interest, dividend and other investment income, provision for income taxes, gain or loss on sale of property from discontinued operations, management fee, net of related expenses, gain or loss on sale or disposal of assets, gain on loan forgiveness, our pro rata share of NOI of equity method investments and net income attributable to noncontrolling interests, it provides a performance measure that, when compared year-over-year, reflects the revenues and expenses directly associated with owning and operating commercial real estate properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing perspective not immediately apparent from net income. We use NOI to evaluate our operating performance since NOI allows us to evaluate the impact that factors such as occupancy levels, lease structure, lease rates and tenant base have on our results, margins and returns. In addition, management believes that NOI provides useful information to the investment community about our property and operating performance when compared to other REITs since NOI is generally recognized as a standard measure of property performance in the real estate industry. However, NOI should not be viewed as a measure of our overall financial performance since it does not reflect general and administrative expenses, depreciation and amortization, interest expense, interest income, provision for income taxes and gain or loss on sale or disposition of assets, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties.

Same Store NOI:

Management believes that Same Store NOI is a useful measure of our property operating performance because it includes only the properties that have been owned for the entire period being compared, and that it is frequently used by the investment community. Same Store NOI assists in eliminating differences in NOI due to the acquisition or disposition of properties during the period being presented, providing a more consistent measure of our performance. We define Same Store NOI as operating revenues (rental and other revenues, excluding straight-line rent adjustments, amortization of above/below market rents, and lease termination fees) less property and related expenses (property operation and maintenance and real estate taxes), Non-Same Store NOI, and NOI of our investment in Pillarstone OP (pro rata). We define “Non-Same Stores” as properties that have been acquired since the beginning of the period being compared and properties that have been sold, but not classified as discontinued operations. Other REITs may use different methodologies for calculating Same Store NOI, and accordingly, our Same Store NOI may not be comparable to that of other REITs.

	Year Ended December 31,
	2022	2021
EARNINGS BEFORE INTEREST, TAX, DEPRECIATION AND AMORTIZATION FOR REAL ESTATE (EBITDAre)

Net income attributable to Whitestone REIT	$35,270	$12,048
Depreciation and amortization	31,707	28,950
Interest expense	27,193	24,564
Provision for income taxes	422	385
Net income attributable to noncontrolling interests	530	205
Equity in earnings of real estate partnership	(239)	(609)
EBITDAre adjustments for real estate partnership	2,626	3,071
Gain on sale of properties from continuing operations, net	(16,950)	(266)
Gain on sale of property from discontinued operations	—	(1,833)
Loss on disposal of assets, net	192	90
EBITDAre	80,751	66,605
Effect of partial year acquisitions and dispositions	(48)	3,176
Pro Forma EBITDAre	$80,703	$69,781

RATIO of Net Debt to Pro Forma EBITDAre	Year Ended December 31,
	2022	2021
Net Debt
Outstanding debt, net of insurance financing	$625,991	$643,613
Less: Cash	(6,166)	(15,721)
Add: Proportional share of net debt of real estate partnership	8,112	8,200
Total Net Debt	$627,937	$636,092

Ratio of Net Debt/Pro Forma EBITDAre
Total Net Debt	$627,937	$636,092
Pro Forma EBITDAre	$80,703	$69,781
Ratio of Net Debt to Pro Forma EBITDAre	7.8	9.1

G&A as a Percentage of Revenue Including Pro Rata Share of Real Estate Partnership	Year Ended December 31,
	2022	2021
Revenue Including Pro Rata Share of Real Estate Partnership
Total Revenues	$139,421	$125,365
Pro rata share of total revenue from real estate partnership	7,269	7,547
Revenue including pro rata share of real estate partnership	$146,690	$132,912

General and administrative	$18,066	$22,625

G&A as a percentage of revenue including pro rata share of real estate partnership	12.32%	17.02%

EBITDAre: The National Association of Real Estate Investment Trusts (“NAREIT”) defines EBITDAre as net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization and impairment write-downs of depreciable property and of investments in unconsolidated affiliates caused by a decrease in value of depreciable property in the affiliate, plus or minus losses and gains on the disposition of depreciable property, including losses/gains on change in control and adjustments to reflect the entity’s share of EBITDAre of the unconsolidated affiliates and consolidated affiliates with non-controlling interests. We calculate EBITDAre in a manner consistent with the NAREIT definition. Management believes that EBITDAre represents a supplemental non-GAAP performance measure that provides investors with a relevant basis for comparing REITs. There can be no assurance the EBITDAre as presented by us is comparable to similarly titled measures of other REITs. EBITDAre should not be considered as alternatives to net income or other measurements under GAAP as indicators of operating performance or to cash flows from operating, investing or financing activities as measures of liquidity. EBITDAre does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

Net debt: We present net debt, which we define as total debt net of insurance financing less cash plus our proportional share of net debt of real estate partnership, and net debt to pro forma EBITDAre, which we define as net debt divided by EBITDAre because we believe they are helpful as supplemental measures in assessing our ability to service our financing obligations and in evaluating balance sheet leverage against that of other REITs. However, net debt and net debt to pro forma EBITDAre should not be viewed as a stand-alone measure of our overall liquidity and leverage. In addition, our REITs may use different methodologies for calculating net debt and net debt to pro forma EBITDAre, and accordingly our net debt and net debt to pro forma EBITDAre may not be comparable to that of other REITs.

WHITESTONE REIT
2600 S GESSNER RD., SUITE #500
HOUSTON, TX 77063

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/11/2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

CONTROL # → 0000000000000000

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Trustees recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Trustees (proposal No. 1)	○	○	○

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01) Nandita V. Berry 02) Julia B. Buthman 03) Amy S. Feng 04) David K. Holeman 05) Jeffrey A. Jones
06) David F. Taylor

The Board of Trustees recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To approve, in an advisory (non-binding) vote, the compensation of our named executive officers (as defined in the accompanying Proxy Statement) (proposal No. 2).	○	○	○

The Board of Trustees recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
3. To determine, in an advisory (non-binding) vote, whether a shareholder vote to approve the compensation of our named executive officers (as defined in the accompanying proxy statement) should occur every one, two or three years (proposal No. 3).	○	○	○	○

The Board of Trustees recommends you vote FOR the following proposal:

NOTE: To transact other business that may properly come before the meeting or any adjournment thereof.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000597597_1 R1.0.0.6

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

WHITESTONE REIT
Annual Meeting of Shareholders
May 12, 2023 9:00 AM CDT
This proxy is solicited by the Board of Trustees

The shareholder(s) hereby appoint(s) David K. Holeman, J. Scott Hogan, and Peter A. Tropoli, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Common Shares of WHITESTONE REIT that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM CDT on May 12, 2023, online at www.virtualshareholdermeeting.com/WSR2023.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Trustees recommendations.

0000597597_2 R1.0.0.6

Continued and to be signed on reverse side